EXHIBIT 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER
by and among

BRIDGELINE SOFTWARE, INC.,

INDIGIO GROUP, INC.

TIMOTHY HIGGINS, MICHAEL HIGGINS, JEFF D. HIGGINS

WILLIAM SEDGWICK, SAGE REALTY GROUP, LLC, MICHAEL MARK

LAWRENCE O. BROWN, BRYAN SCHUTJER, RICHARD GANLEY

TIMOTHY WATSON, MICAH BALDWIN, MICHAEL ROY, CHRISTINE SPENCER,

MICHAEL MERKULOVICH, JAMES NELSON, JAIME PABON

GEORGE KASSABGI AND JAMES CONRAD

July 1, 2008

AGREEMENT AND PLAN OF MERGER

           This Agreement and Plan of Merger (the “Agreement”) is made as of this 1st day of July, 2008 by and among Bridgeline Software, Inc., a Delaware corporation, with a principal place of business at 10 Sixth Road, Woburn, Massachusetts 01801 (“Bridgeline Software”), Indigio Group, Inc.  (the “Seller”), a Colorado corporation, with a principal place of business at 410 17th Street, Denver, Colorado 80202, and Timothy Higgins, Michael Higgins and Jeff D. Higgins (together, the “Principal Shareholders”) and William Sedgwick, Sage Realty Group, LLC, Michael Mark, Lawrence O. Brown, Bryan Schutjer, Richard Ganley, Timothy Watson, Micah Baldwin, Michael Roy, Christine Spencer, Michael Merkulovich, James Nelson, Jaime Pabon, George Kassabgi and James Conrad (together with the Principal Shareholders, the “Shareholders”).

Recitals

WHEREAS, the Shareholders own 100% of the issued and outstanding shares of the capital stock of Seller (the “Shares”);

WHEREAS, the Boards of Directors of each of Bridgeline Software and Seller have, in accordance with the laws of the State of Delaware and the State of Colorado respectively, approved the merger of Seller with and into Bridgeline Software, pursuant to which all of the Shares will be converted into common stock of Bridgeline Software, $0.001 par value per share (the “Bridgeline Software Common Stock”) and Seller will merge with and into Bridgeline Software, with Bridgeline Software being the surviving corporation;

WHEREAS, it is the intention of the parties that the merger shall qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”) and that this Agreement shall constitute a “plan of reorganization” for the purposes of Section 368 of the Code; and

WHEREAS, each of the parties to the Agreement desires to make certain representations, warranties, and agreements in connection with the transaction between the parties and to prescribe various conditions thereto.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1.    The Merger. Subject to and upon the terms and conditions of this Agreement, at the effective time of the merger of the Seller with and into Bridgeline Software, and pursuant to the Delaware General Corporation Law, as amended (“DGCL”) and the Colorado Business Corporation Act, as amended (“CBCA”), the Seller will be merged with and into Bridgeline Software (the “Merger”) and the separate existence of the Seller shall thereupon cease, in accordance with the applicable provisions of the DGCL and the CBCA.  As a result of the Merger, Bridgeline Software will be the surviving corporation and shall survive as a going concern (sometimes referred to herein as the “Surviving Company” or “Bridgeline Software”).  The Certificate of Incorporation and By-laws of the Surviving Company shall be those of Bridgeline Software as they are in existence immediately prior to the Merger.  The separate corporate existence of Seller with all its rights, privileges, powers, assets, liabilities, operations, intellectual property, contract rights, employees, and franchises shall be extinguished in the Merger.  The name of the Surviving Company shall be “Bridgeline Software, Inc.”  On the Closing Date (as such term is defined below), the parties shall cause a Certificate of Merger, meeting the requirements of Section 251 of the DGCL (the “Certificate of Merger”) and Articles of Merger meeting the requirements of Sections 7-90-203.7 and 7-90-204.5 of the CBCA (the “Articles of Merger” and together with the Certificate of Merger, the “Merger Documents”), to be promptly executed and filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of Colorado, respectively.  The Merger shall become effective (the “Effective Time”) upon the close of business on the date that the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and Articles of Merger with the Secretary of State of the State of Colorado has been completed or at such other time or date than may otherwise be indicated in the Certificate of Merger and Articles of Merger.

1.2.    Conversion of Shares; Exchange Procedures and Boot.

(a)    By virtue of the Merger, automatically and without any action on the part of the holder thereof, the Shares outstanding immediately prior to the Effective Time (other than any shares held as treasury stock by the Seller, which shall be cancelled, retired and cease to exist, and for which no payment hereunder shall be made) shall become and be converted into (i) the right to receive such number of shares of Bridgeline Software Common Stock as is equal to the quotient obtained by dividing $3,300,000 by the Effective Price (as defined below) (the “Bridgeline Software Stock”); (ii) $600,000 in immediately available funds (the “Cash Consideration” and together with the Bridgeline Software Stock, the “Initial Merger Consideration”), and (iii) the Earn-Out Consideration (as defined below)  (together with the Initial Merger Consideration, the “Merger Consideration”).  In addition, Bridgeline Software agrees to assume certain term debt of Seller due and owing to Silicon Valley Bank in an amount not to exceed $210,000 at the Closing (the “Bank Indebtedness”).  In no event shall the amount of Bridgeline Software Stock to be issued to the Shareholders be less than an aggregate of 825,000 shares of Bridgeline Software Stock (based on a maximum Effective Price not to exceed $4.00 per share).  In no event shall the amount of Bridgeline Software Stock to be issued to the Shareholders be greater than an aggregate of 1,320,000 shares of Bridgeline Software Stock (based on a minimum Effective Price not to be less than $2.50 per share).  The Initial Merger Consideration shall be subject to adjustment as set forth in Section 1.2(b).  The term “Effective Price” shall mean the average closing price for Bridgeline Software Stock as reflected on the Nasdaq Capital Market exchange for the 30-day trading period ending on the trading day immediately preceding the date hereof.

(b)    If the Seller Net Working Capital (as defined below) is less than $225,000, the aggregate dollar value of the Initial Merger Consideration shall be decreased by the amount by which the Seller Net Working Capital is less than $225,000, dollar for dollar.  If the Seller Net Working Capital exceeds $275,000, the aggregate value of the Initial Merger Consideration shall be increased by the amount by which the Seller Net Working Capital exceeds $275,000, dollar for dollar.  “Seller Net Working Capital” shall mean, as of the Closing Date, the dollar value of the difference between (x) the sum of accounts receivables of Seller, notes receivables of customers of Seller, prepaid assets and cash of Seller in an amount at least equal to $5,000 and (y) accounts payable of Seller and accrued expenses of Seller (excluding accrued audit fees, deferred revenue, the Seller’s line of credit with Silicon Valley Bank and corporate income tax liabilities of Seller (currently due and deferred)). Any adjustment to the aggregate dollar value of the Initial Merger Consideration shall be pro rated between the Bridgeline Software Stock and Cash Consideration.  The procedure for the determination of Seller Net Working Capital shall be as set forth below.

(i)  Within sixty (60) days following the Closing Date, the parties shall cause UHY LLP to deliver to the Shareholders and Bridgeline Software, the audited balance sheet, as of June 30, 2008, and the related statement of operations, changes in stockholders’ equity and cash flow for the year then ended (“Seller Audited Financial Statements”) as well as a notice reflecting the determination of the amount of the Seller Net Working Capital (the “Seller Net Working Capital Notice”).  The Shareholders shall have fourteen (14) days from the date of receipt of the Seller Net Working Capital Notice to either (i) accept the calculations and conclusions made in the Seller Net Working Capital Notice or (ii) give notice to the Bridgeline Software in writing that the Shareholders intend to dispute the amounts included in the Seller Net Working Capital Notice, and such notice shall set forth in reasonable detail the disputed amount and the basis for such dispute.  Any such dispute by the Shareholders must be reasonable and made in good faith.  If the Shareholders accept the amount of the Seller Net Working Capital set forth in the Seller Net Working Capital Notice, the adjustments set forth in Section 1.2(b) shall occur no later than five (5) days following acceptance of such computation.

(ii)  If the Shareholders notify Bridgeline Software that they intend to dispute the amounts included in the Seller Net Working Capital Notice in accordance with Section 1.2(b)(i) above, then the Shareholders and Bridgeline Software shall negotiate in good faith to resolve the dispute.  If Bridgeline Software and the Shareholders are unable to reach a resolution within ten (10) business days after receipt by Bridgeline Software of the Shareholders’ written notice of dispute, then Bridgeline Software and the Shareholders shall submit the matter to a mutually acceptable independent public accounting firm registered with the Public Company Accounting Oversight Board (PCAOB) (the “Independent Accounting Firm”), which shall, within thirty (30) calendar days after such submission, determine the amount of the Seller Net Working Capital.  The determination of the amount of the Seller Net Working Capital by the Independent Accounting Firm shall be final, non-appealable and binding on the parties.

(iii)  In the event that the Independent Accounting Firm determines that the amount of the Seller Net Working Capital stated by UHY LLP in the Seller Net Working Capital Notice is accurate and correct in all material respects, then the Shareholders shall pay all reasonable costs and expenses charged by the Independent Accounting Firm; otherwise, such reasonable costs and expenses shall be paid by Bridgeline Software.  The adjustments set forth in Section 1.2(b) shall occur no later than five (5) days following the Independent Accounting Firm’s determination of the amount of the Seller Net Working Capital.  Notwithstanding anything to the contrary contained herein, the costs associated with UHY LLP’s preparation of the Seller Audited Financial Statements shall be borne by Bridgeline Software.

(c)    The Seller and the Shareholders shall cause to be delivered to Bridgeline Software on the Closing Date the certificates representing all of the Shares of Seller issued and outstanding immediately prior to the Closing, as evidenced by the stock ledger and stock transfer records of the Seller (collectively, the “Seller Certificates”), and stock powers separate from the certificates transferring ownership to Bridgeline Software.  Upon surrender of the Seller Certificates for exchange and cancellation to Bridgeline Software together with the stock powers, the Shareholders shall receive certificates representing the Bridgeline Software Stock.

(d)    No dividend or other distribution payable after the Closing with respect to Bridgeline Software Stock shall be paid to the holder of any unsurrendered Seller Certificate until the holder thereof surrenders such Seller Certificate, at which time such holder shall receive all dividends and distributions, without interest thereon, previously payable but withheld from such holder pursuant hereto.

(e)    After the Closing, the holder of shares of the capital stock of the Seller shall cease to be, and shall have no rights as, a stockholder of the Seller, other than to receive the Merger Consideration pursuant to the provisions hereof.

(f)    Notwithstanding the foregoing, neither Bridgeline Software nor the Seller or any other person shall be liable to any former holder of shares of any capital stock of the Seller for any shares or any dividends or distributions with respect thereto properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)    In the event any Seller Certificates shall have been lost, stolen or destroyed, upon receipt of an affidavit of lost stock certificate as to such loss, theft or destruction and to the ownership of such certificate by the person claiming such certificate to be lost, stolen or destroyed, and the receipt by Bridgeline Software of appropriate indemnification, Bridgeline Software will cause to be delivered in exchange for such lost, stolen or destroyed certificate the shares of Bridgeline Software Stock deliverable in respect thereof.

(h)    If any certificate representing shares of Bridgeline Software Stock is to be issued in a name other than the name in which the Seller Certificates have been surrendered and exchanged, it shall be a condition of the issuance thereof that the certificate(s) so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer (including, but not limited to, that the signature of the transferor shall be properly guaranteed by a commercial bank, trust company, member firm of a national or regional securities exchange or other eligible guarantor institution), and that the person requesting such exchange shall pay to Bridgeline Software in advance any transfer or other taxes required by reason of the issuance of certificate(s) representing shares of Bridgeline

Software Stock in any name other than that of the registered holder of the Seller Certificate(s) representing the Shares surrendered, or required for any other reason, or shall establish to the satisfaction of Bridgeline Software that such tax has been paid or is not payable.

1.3.    Earn-Out Consideration.

(a)    The Shareholders shall be entitled to earn additional consideration (the “Earn-Out”) during the Complete Earn-Out Period (as defined below), in an amount, up to $2,100,000 in the aggregate, payable in cash in accordance with the terms of this Section 1.3 (the “Earn-Out Consideration”).

(b)    The followings terms shall have the following meanings for purposes of this Agreement:

“Denver Business Unit” shall mean the division of Bridgeline Software in Denver, Colorado following the Merger (formerly the business operations of Seller located in Denver, Colorado).

“Complete Earn-Out Period” shall mean the Initial Earn-Out Period and the Secondary Earn-Out Period (as defined below), if any, for a total of up to eighteen (18) full calendar quarters.

“Earn-Out Amount” shall mean the amount to be paid to Shareholders following an Earn-Out Period or Additional Earn-Out Period, as the case may be, as calculated in accordance with this Section 1.3.

“Initial Earn-Out Period” shall mean the period beginning on the Closing Date (as defined below) and continuing for the fourteen (14) calendar quarters immediately following the Closing (each calendar quarter, an “Earn-Out Period”), with the first Earn-Out Period to include the pro rated period from the Closing Date to the last day of the first calendar quarter following the Closing Date, based on a 90-day calendar quarter.  The Earn-Out Amount, Post-Merger EBITDA and Post-Merger Net Revenues threshold amounts in accordance with Section 1.3(c) for the first calendar quarter shall be pro rated based on a factor determined as follows:  the number of days from the Closing Date to the last day of the first calendar quarter following the Closing Date divided by ninety (90).

“Post-Merger EBITDA” shall mean the sum of (a) net income of the Seller Business (as defined below) earned during an Earn-Out Period or Additional Earn-Out Period, as the case may be, and (b) interest expenses, taxes, depreciation and amortization of the Seller Business during such Earn-Out Period or Additional Earn-Out Period, exclusive of any corporate overhead allocation in an amount not to exceed 11% of the revenue of the Denver Business Unit or corporate marketing allocation in an amount not to exceed 4% of revenue of the Denver Business Unit, each as determined in accordance with generally accepted accounting principals consistently applied (“GAAP”).

“Post-Merger Net Revenues” shall mean gross revenues of the Seller Business as determined in accordance with GAAP less discounts, allowances and pass through revenue amounts for media advertising.

“Secondary Earn-Out Period” shall mean the period beginning on the first day of the first full calendar quarter following the Initial Earn-Out Period and continuing for the four (4) calendar quarters immediately following the Initial Earn-Out Period (each such calendar quarter, an “Additional Earn-Out Period”).

 “Seller Business” shall mean the business and operations (which include, without limitation, revenues generated from the sale and licensing of software solutions, web application development, media services (search engine optimization and pay per click advertising), analytics and hosting services anywhere) associated with or attributable to the operations of the Denver Business Unit following the completion of the Merger independent of the remaining business and operations of Bridgeline Software.

(c)    The Earn-Out shall be payable in two parts as set forth below.

(i) If the Post-Merger EBITDA of an Earn-Out Period is at least equal to $180,000, each Shareholder shall receive a cash payment equal to the product of their percentage ownership interest of all the outstanding shares of Seller immediately prior to the Closing multiplied by $82,500.  Notwithstanding the preceding sentence, (1) if the Post-Merger EBITDA of the Earn-Out Period for the first calendar quarter following the Closing is at least equal to $100,000, each Shareholder shall receive a cash payment equal to the product of their percentage ownership interest of all the outstanding shares of Seller immediately prior to the Closing multiplied by $30,000 and (ii) if the Post-Merger EBITDA of the Earn-Out Period for the second calendar quarter following the Closing is at least equal to $125,000, each Shareholder shall receive a cash payment equal to the product of their percentage ownership interest of all the outstanding shares of Seller immediately prior to the Closing multiplied by $30,000.  A reduced minimum Post-Merger EBITDA for the Earn-Out Periods for the first two calendar quarters following the Closing has been established as the result of expected integration costs to be absorbed by the Denver Business Unit following the completion of the Merger.  Notwithstanding anything else to the contrary contained herein, with regard to the first four payments of Earn-Out, whether pursuant to Section 1.3(c)(i) or Section 1.3(c)(ii) hereunder, each Shareholder shall receive a cash payment equal to the product of their percentage ownership interest of all the outstanding shares of Seller immediately prior to the Closing multiplied by $30,000.  Subsequently, with regard to all remaining payments of Earn-Out following the first four payments of Earn-Out, whether pursuant to Section 1.3(c)(i) or Section 1.3(c)(ii) hereunder, each Shareholder shall receive a cash payment equal to the product of their percentage ownership interest of all the outstanding shares of Seller immediately prior to the Closing multiplied by $82,500.

(ii) If the Post-Merger Net Revenues of an Earn-Out Period is at least equal to $1,500,000, each Shareholder shall receive a cash payment equal to the product of their percentage ownership interest of all the outstanding shares of Seller immediately prior to the

Closing multiplied by $82,500.  Notwithstanding the preceding sentence, (1) if the Post-Merger Net Revenues of the Earn-Out Period for the first calendar quarter following the Closing is at least equal to $1,500,000, each Shareholder shall receive a cash payment equal to the product of their percentage ownership interest of all the outstanding shares of Seller immediately prior to the Closing multiplied by $30,000 and (ii) if the Post-Merger Net Revenues of the Earn-Out Period for the second calendar quarter following the Closing is at least equal to $1,500,000, each Shareholder shall receive a cash payment equal to the product of their percentage ownership interest of all the outstanding shares of Seller immediately prior to the Closing multiplied by $30,000.

(d)    Within forty-five (45) calendar days after the end of each calendar quarter (i.e., the three (3) months ended March 31, June 30, September 30 and December 31 of each relevant calendar year) or portion thereof that is included within an Earn-Out Period, Bridgeline Software shall prepare an income statement reflecting the Seller Business calculated in accordance with GAAP for such Earn-Out Period or Additional Earn-Out Period, as the case may be, and related calculations of Post-Merger EBITDA and Post-Merger Net Revenues for such Earn-Out Period or Additional Earn-Out Period, such calculations of Post-Merger EBITDA and Post-Merger Net Revenues to reflect as closely as reasonably possible the Post-Merger EBITDA and Post-Merger Net Revenues that would have been achieved by the Seller during such Earn-Out Period or Additional Earn-Out Period, if the Merger had not occurred (each such income statement and Post-Merger EBITDA and Post-Merger Net Revenues calculations are collectively referred to herein as the “Income Statement”).  Bridgeline Software shall provide to the Shareholders a preliminary draft of the Income Statement within thirty (30) days after the end of each calendar quarter.  For purposes of computing the Post-Merger EBITDA of the Seller Business, the following rules shall apply: (i) there shall be no (A) allocations of any Bridgeline Software costs, expenses or other financial items charged to the Denver Business Unit except to the extent directly incurred by the Seller Business or (B) compensation charge to the Denver Business Unit for issuance of stock options (regardless of whether required by GAAP) and (ii) without the prior written consent of each Shareholder (which shall not be unreasonably withheld, conditioned or delayed) there shall be no (A) incurrence by Bridgeline Software of reimbursable expenditures on behalf of the Denver Business Unit, (B) charge-offs against the Denver Business Unit (other than charge-offs required by GAAP), or (C) other accounting adjustments with respect to the Seller Business by Bridgeline Software that adversely affect the Earn-Out or Additional Earn-Out, as the case may be (except as required to be made in accordance with GAAP).   Promptly following Bridgeline Software’s determination of such Post-Merger EBITDA and Post-Merger Net Revenues for an Earn-Out Period or Additional Earn-Out Period, Bridgeline Software shall deliver the Income Statement to each Shareholder, which shall include a statement of the total amount owed to each Shareholder, if any, based on the calculation set forth above (each Income Statement and each such accompanying statement of the Earn-Out Amount, if any, are collectively referred to herein as the “Earn-Out Notice”).

(e)    The Shareholders shall have fourteen (14) days from the date of receipt of an Earn-Out Notice to either (i) accept the calculations and conclusions made in the Earn-Out Notice or (ii) give notice to Bridgeline Software in writing that the Shareholders intend to dispute the amounts included in the Earn-Out Notice, and such notice shall set forth in reasonable detail the disputed amount and the basis for such dispute.  Any such dispute by the

Shareholders must be reasonable and made in good faith.  If the Shareholders accept the Earn-Out or Additional Earn-Out computation, Bridgeline Software shall pay the Earn-Out Amount no later than five (5) days following acceptance of such computation.

(f)    If, within the fourteen (14) day period provided for in Section 1.3(e), the Shareholders either affirmatively notify Bridgeline Software that they accept the calculations and conclusions made in the Earn-Out Notice or do not otherwise give notice to Bridgeline Software in writing that they intend to dispute the amounts included in the Earn-Out Notice, then within five (5) business days following the expiration of such fourteen (14) day period provided for in Section 1.3(e) or, if earlier, the date of Bridgeline Software’s receipt of such affirmative notice of the Shareholders’ acceptance of the calculations and conclusions made in the Earn-Out Notice, Bridgeline Software shall pay to each Shareholder the Earn-Out Amount.

(g)    (i) If the Shareholders notify Bridgeline Software that they intend to dispute the amounts included in the Earn-Out Notice in accordance with Section 1.3(e)(ii) above, then Bridgeline Software and the Shareholders shall negotiate in good faith to resolve the dispute.  If Bridgeline Software and the Shareholders are unable to reach a resolution within ten (10) business days after receipt by Bridgeline Software of the Shareholders’ written notice of dispute, then Bridgeline Software and the Shareholders shall submit the matter to an Independent Accounting Firm, which shall, within thirty (30) calendar days after such submission, determine the Earn-Out Amount, if any.  The determination of the Earn-Out Amount by the Independent Accounting Firm shall be final, non-appealable and binding on the parties.

(ii)  In the event that the Independent Accounting Firm determines that the Earn-Out Amount stated by Bridgeline Software under Section 1.3(d) is accurate and correct in all material respects, then (A) the Shareholders shall pay all costs and expenses charged by the Independent Accounting Firm (the “Earn-Out IAF Fee”) and (B) if an Earn-Out Amount is due under such Earn-Out Notice, within five (5) business days of the parties’ receipt of such report by the Independent Accounting Firm, Bridgeline Software shall pay such Earn-Out Amount to each Shareholder (which payment may be in an amount net of the Earn-Out IAF Fee otherwise due from the Shareholders to the Independent Accounting Firm, if Bridgeline Software chooses in its sole discretion to pay directly to the Independent Accounting Firm the Earn-Out IAF Fee due from the Shareholders).

(iii) In the event that the Independent Accounting Firm determines that Bridgeline Software’s calculations and conclusions made in the Earn-Out Notice are inaccurate or misstated such that the Earn-Out Notice includes no Earn-Out Amount, then (A) Bridgeline Software shall pay the Earn-Out IAF Fee and (B) within five (5) business days of the parties’ receipt of such report by the Independent Accounting Firm, Bridgeline Software shall pay to each Shareholder the Earn-Out Amount determined by the Independent Accounting Firm.

(h)    Except as provided in subsection (i) below, each of the Earn-Out and Additional Earn-Out is computed on a quarter-by-quarter basis and is not cumulative.

(i) In the event that the Shareholders have not earned the Earn-Out Amount, with respect to Post-Merger EBITDA, for any individual Earn-Out Period (an “EBITDA Deficient Period”) and the Denver Business Unit has generated a cumulative aggregate Post-Merger EBITDA of at least $1,050,000 during the previous fourteen (14) calendar quarters, then the Shareholders shall be entitled to earn additional consideration (the “EBITDA Additional Earn-Out”), in an amount equal to the Earn-Out Amount in the aggregate with respect to each EBITDA Deficient Period during the Secondary Earn-Out Period, payable in cash in accordance with the terms of this Section 1.3(i).  Additionally, in the event that the Shareholders have not earned the Earn-Out Amount, with respect to Post-Merger Net Revenues, for any individual Earn-Out Period (a “Net Revenues Deficient Period”) and the Denver Business Unit has generated a cumulative aggregate Post-Merger Net Revenues of at least $10,500,000 during the previous fourteen (14) calendar quarters, then the Shareholders shall be entitled to earn additional consideration (the “Net Revenues Additional Earn-Out”), in an amount equal to the Earn-Out Amount in the aggregate with respect to each Net Revenues Deficient Period during the Secondary Earn-Out Period, payable in cash in accordance with the terms of this Section 1.3(i). The Additional Earn-Out shall be payable in two parts.  To the extent that the Post-Merger EBITDA for each applicable Additional Earn-Out Period is at least equal to $180,000, each Shareholder shall receive a cash payment equal to the product of their percentage ownership interest of all the outstanding shares of Seller immediately prior to the Closing multiplied by the Earn-Out Amount, as defined in Section 1.3(c), for each applicable EBITDA Deficient Period.  To the extent that the Post-Merger Net Revenues for each applicable Additional Earn-Out Period is at least equal to $1,500,000, each Shareholder shall receive a cash payment equal to the product of their percentage ownership interest of all the outstanding shares of Seller immediately prior to the Closing multiplied by the Earn-Out Amount, as defined in Section 1.3(c), for each applicable Net Revenues Deficient Period.

(j) In the event of (x) a sale of the Seller Business by any means, (y) the consolidation of the Seller Business with or into any other existing or future business unit or affiliate of Bridgeline Software or (z) any other recapitalization, reorganization or other event, in each case the consequences of which are that the operation of the Seller Business are no longer able to be clearly separated from those of the other businesses or business units of Bridgeline Software, then the provisions of this Section 1.3 shall be modified in good faith, and shall be binding on any purchaser or successor of Bridgeline Software or the Seller Business, to provide that each Shareholder shall receive a cash payment equal to the product of their percentage ownership interest of all the outstanding shares of Seller immediately prior to the Closing multiplied by the Earn-Out Amount for the remaining Earn-Out Periods, as they become otherwise payable.

1.4.    Tax-Free Reorganization.  It is the intention of the parties hereto that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” for the purposes of Section 368 of the Code.  All aspects of the transactions contemplated by this Agreement shall be implemented in a manner consistent with this intent.

1.5.    Closing.  The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place at 5:00 p.m. Central Mountain time, on a date to be specified by

Bridgeline Software and Seller (the “Closing Date”), at the offices of Kutak Rock LLP, 1801 California Street, Suite 3100, Denver, Colorado.  The Seller and the Shareholders need not be physically present at the Closing in order to consummate the transaction contemplated herein.  The parties agree that the execution and delivery of this Agreement and all ancillary agreements may take place by means of facsimile signature pages with original signature pages to follow.

1.6.    Agreements Regarding Stock Options. In connection with the Closing, certain outstanding incentive stock options to acquire Seller common stock (the “Seller ISOs”) shall be substituted on an equitable basis with options to acquire Bridgeline Software Common Stock (the “Substituted Bridgeline Software Options”) as set forth below.  All other outstanding incentive stock options to acquire Seller common stock not otherwise substituted on an equitable basis with options to acquire Bridgeline Software Common Stock pursuant to this Section 1.6 shall be terminated in accordance with Section 5.13 hereunder.  Each holder of Seller ISOs (individually, a “Seller ISO Optionholder” and collectively, the “Seller ISO Optionholders”) shall receive options to purchase Bridgeline Software Common Stock at the same ratio of stock valuations used to determine the merger consideration payable by Bridgeline Software for Seller, and at each Seller ISO Optionholder’s current vesting schedule of such Seller ISOs (exclusive of any acceleration otherwise resulting from the Merger), all as set forth on Exhibit 1.6 to this Agreement.  The parties agree that the estimated fair value of the Substituted Bridgeline Software Options at the time of the Closing using the Black-Scholes-Merton option valuation model shall reduce the number of shares of Bridgeline Software Stock issued to the Shareholders.  By way of example, the fair value of the Substituted Bridgeline Software Options granted to the Seller ISO Optionholders based on the closing price for a share of Bridgeline Software Common Stock as reflected on the Nasdaq Capital Market exchange on June 2, 2008 is $250,000.  Accordingly, the Bridgeline Software Stock issued to the Shareholders at the time of Closing shall be valued at $3,050,000 ($3,300,000 - $250,000).  Notwithstanding the foregoing, immediately prior to the Closing, the Seller agrees to take all actions necessary to terminate all existing stock options to acquire Seller common stock, other than the Seller ISOs, granted pursuant to the Seller Stock Option Plan.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER AND THE PRINCIPAL SHAREHOLDERS

In order to induce Bridgeline Software to enter into this transaction, the Seller and the Principal Shareholders represent and warrant to Bridgeline Software that, except as set forth in the disclosure schedules of Seller (the “Disclosure Schedules”), the statements made in this Article II are true and correct as of the date hereof, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).  The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered sections contained in this Article II and the disclosure in any paragraph shall qualify other sections in this Article II to the extent that it is apparent from a reading of such disclosure that it also qualifies or applies to such other sections.   Whenever in this Article II the term “to the knowledge of the Seller” is used, it shall mean the knowledge of the Principal Shareholders.

2.1.    Organization and Corporate Power.  Seller is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Colorado and has the power and authority to carry on its business as presently conducted.  Seller is not duly licensed or qualified to do business as a foreign corporation in any state and there is no other jurisdiction wherein the character of its property, or the nature of the activities presently conducted by it, makes such qualification necessary, except where the failure to be so qualified will not have a Material Adverse Effect on the Seller.  For purposes of this Agreement, the term “Material Adverse Effect”, when used with respect to any party to this Agreement, means a material adverse effect upon the results of operations, financial condition, assets, liabilities, intellectual property, tangible properties or business of such entity, taken as a whole.

2.2.    Authorization. Seller has the right, power and legal capacity and has taken all necessary legal director and shareholder action required for the due and valid authorization, execution, delivery and performance by Seller of this Agreement and any other agreement or instrument executed by Seller in connection herewith (collectively, the “Transaction Documents”) and the consummation of the transactions contemplated herein or therein.  This Agreement is, and to the extent that Seller is a party thereto, each of the Transaction Documents is, a valid and binding obligation of Seller enforceable in accordance with its respective terms, except to the extent that such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, fraudulent conveyance or other laws affecting creditors’ rights generally and to the application of general equitable principles.

2.3.    No Conflicts.  Except as set forth on the Disclosure Schedule, the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby by Seller does not and will not violate, conflict with, result in a breach of or constitute a default under (or which with notice or lapse of time, or both, would constitute a breach of or default under), or result in the creation of any lien, security interest or other encumbrance under (a) any note, agreement, contract, license, instrument, lease or other obligation to which Seller is a party or by which Seller is bound, and for which Seller has not previously obtained a written waiver of such breach or default, which waiver has been delivered to Bridgeline Software, except where such violation would not have Material Adverse Effect on Seller, (b) any judgment, order, decree, ruling or injunction known and applicable to Seller, (c) any statute, law, regulation or rule of any governmental agency or authority, or (d) the articles of incorporation, by-laws, organizational documents or equivalent documents of Seller (collectively, the “Seller Charter Documents”).  This Agreement and the transactions contemplated hereby have been unanimously approved by Seller’s Board of Directors and approved by the Shareholders, as required by the Seller Charter Documents, and do not require any further legal action or authorization, and are not and will not be subject to any right of first refusal, put, call or similar right.

2.4.    Government Approvals. Except for filing with and acceptance by the Colorado Secretary of State of the Articles of Merger, no consent, approval, license, order or authorization of, or registration, qualification, declaration, designation, or filing (each a “Consent”) with any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory agency (each a “Governmental Entity”), is or will be required on the part of the Seller in connection with the execution, delivery and performance of this Agreement, the other

Transaction Documents and any other agreements or instruments executed by Seller in connection herewith or therewith, the failure of which would have a Material Adverse Effect on Seller.

2.5.    Authorized and Outstanding Equity Interests.  The Disclosure Schedule sets forth the issued and outstanding capital stock of Seller, all of which is held by the Shareholders and is validly issued and outstanding, and all options and warrants to acquire capital stock of Seller.  Such equity interests are all of the issued and outstanding equity interests, actual or contingent, in Seller and are validly issued and free from any restrictions on transfer, except for restrictions imposed by federal or state securities laws.  Except as set forth in the Seller Charter Documents and the Disclosure Schedule, there are no voting agreements, voting trusts, registration rights, rights of first refusal, preemptive rights, buy-sell agreements, co-sale rights, or other restrictions applicable to any capital stock or equity interests in Seller.  All of the issued and outstanding capital stock in Seller was issued in transactions complying with or exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) and any applicable state “blue sky” laws.  Any equity interests in Seller that consist of contractual or so-called “phantom” equity interests are separately identified on the Disclosure Schedule, and all of such interests have been effectively terminated prior to the Closing without any direct or indirect payment by Seller in respect thereof.

2.6.    Subsidiaries.  Seller does not have, and at no time during its existence has it had, any subsidiaries.  Except as set forth on the Disclosure Schedule, Seller does not have any investment or other interest in, or any outstanding loan or advance to or from, any person or entity, including, without limitation, any officer, director or shareholder.

2.7.    Financial Information.  Seller has previously delivered to Bridgeline Software the unaudited balance sheets of Seller as of December 31, 2006 and December 31, 2007 and the profit and loss statements for the years then ended (collectively, the “Annual Seller Financial Statements”).  In addition, Seller has previously delivered to Bridgeline Software the unaudited balance sheet of Seller at May 31, 2008, and the related statements of earnings and cash flows for the four months then ended ( the “Interim Seller Financial Statements”).  The Annual and Interim Seller Financial Statements present fairly, in all material respects, the financial condition and results of operations of Seller as of and for the relevant periods recorded under unaudited cash basis accounting applied on a basis consistent with prior periods.  Except as set forth on the Disclosure Schedule, Seller has no liability, contingent or otherwise, which is not adequately reflected in or reserved against in the Annual or Interim Seller Financial Statements that is reasonably likely to materially and adversely affect the financial condition of Seller.  Except as set forth in the Interim Seller Financial Statements or on the Disclosure Schedule, since May 31, 2008 (the “Balance Sheet Date”), (i) there has been no change in the business, property, assets, liabilities, condition (financial or otherwise), operations, results of operations, affairs or prospects of Seller except for changes in the ordinary course of business which, in the aggregate, would not have a Material Adverse Effect, and (ii) none of the business, property, assets, liabilities, condition (financial or otherwise), operations, results of operations, affairs or prospects of Seller have been materially adversely affected by any occurrence or development, in the aggregate, whether or not insured against. Seller is solvent and the Pre-Merger EBITDA (as defined below) of Seller is at least $150,000 as of the date hereof.  “Pre-Merger EBITDA” shall mean net income increased by accrued audit fees, interest expense, taxes, depreciation and amortization on a cash basis.

2.8.    Events Subsequent to the Date of the Financial Statements.  Except as set forth on the Disclosure Schedule, or in the Seller Financial Statements, since the Balance Sheet Date, Seller has not, in excess of $5,000 (i) issued any equity interest, (ii) borrowed any amount or incurred or become subject to any material liability (absolute, accrued or contingent), except liabilities under contracts entered into in the ordinary course of business, (iii) discharged or satisfied any lien or encumbrance or incurred or paid any obligation or liability (absolute, accrued or contingent) other than current liabilities shown on the Seller Financial Statements and incurred in the ordinary course of business, (iv) declared or made any payment, other than ordinary payments of compensation in amounts consistent with the historic levels, or distribution to shareholders or purchased or redeemed any Shares or other equity interests, except for the exercise of stock options or similar rights, (v) mortgaged, pledged or subjected to lien any of its assets, tangible or intangible, other than liens of current real property taxes not yet due and payable or such liabilities or obligations which would not have a Material Adverse Effect on Seller, (vi) sold, assigned or transferred any of its tangible assets except in the ordinary course of business, or canceled any material debt or claim, except in the ordinary course of business, in an individual amount in excess of $2,500, or $7,500 in the aggregate, (vii) sold, assigned, transferred or granted any license with respect to any patent, trademark, trade name, service mark, copyright, trade secret or other intangible asset, except pursuant to license or other agreements entered into in the ordinary course of business, in an individual amount in excess of $2,500, or $7,500 in the aggregate, (viii) suffered any material loss of property or knowingly waived any right of substantial value whether or not in the ordinary course of business, (ix) made any change in officer compensation, (x) made any material change in the manner of business or operations of Seller, (xi) entered into any transaction except in the ordinary course of business or as otherwise contemplated hereby, or (xii) entered into any commitment (contingent or otherwise) to do any of the foregoing.

2.9.    Litigation.  Except as otherwise set forth on the Disclosure Schedule, there is no litigation or governmental proceeding or investigation, pending or, to Seller’s and the Principal Shareholders’ knowledge, threatened, against Seller or affecting any of Seller’s properties or assets, or against any director, officer, key employee, present or former shareholder of Seller in his capacity as such, nor to Seller’s or the Principal Shareholders’ knowledge has there occurred any event or does there exist any condition on the basis of which any litigation, proceeding or investigation might properly be instituted.  Except as set forth on the Disclosure Schedule, each incident or proceeding described on the Disclosure Schedule is fully covered by insurance except to the extent of applicable insurance deductibles.  To Seller’s or the Principal Shareholders’ knowledge, Seller is not in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other government agency, except for such order, writ, injunction, decree, ruling or decision which would not have a Material Adverse Effect on Seller.

2.10.    Compliance with Laws and Other Instruments.  Except as set forth on the Disclosure Schedule, the Seller is in compliance with the Seller Charter Documents, and in all material respects with the provisions of each mortgage, indenture, lease, license, other agreement or instrument, judgment, decree, judicial order, statute and regulation by which it is bound or to which its properties are subject and where non-compliance would not have a Material Adverse Effect on Seller.

2.11.    Taxes.

(a)    The term “Taxes” as used in this Agreement means all federal, state, local, foreign net income, alternative or add-on minimum tax, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit taxes, customs, duties and other taxes, governmental fees and other like assessments and charges of any kind whatsoever, together with all interest, penalties, additions to tax and additional amounts with respect thereto, and the term “Tax” means any one of the foregoing Taxes.  The term “Tax Returns” as used herein means all returns, declarations, reports, claims for refund, information statements and other documents relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof, and the term “Tax Return” means any one of the foregoing Tax Returns.  “Tax Authority” means any governmental authority responsible for the imposition of any Tax.

(b)    The Seller has timely filed all Tax Returns required to be filed by it and has paid all Taxes owed (whether or not shown as due on such returns), including, without limitation, all Taxes which the Seller is obligated to withhold for amounts paid or owing to employees, creditors and third parties.  All Tax Returns filed by the Seller were complete and correct in all material respects.  Except as set forth on the Disclosure Schedule, none of the Tax Returns filed by the Seller or Taxes payable by the Seller have been the subject of an audit, action, suit, proceeding, claim, examination, deficiency or assessment by any governmental authority, and no such audit, action, suit, proceeding, claim, examination, deficiency or assessment is currently pending or, to the knowledge of the Seller or the Principal Shareholders, threatened.  Except as set forth on the Disclosure Schedule, the Seller is not currently the beneficiary of any extension of time within which to file any Tax Return, and the Seller has not waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency.  All material elections with respect to Taxes with respect to the Seller, as of the Closing Date, are set forth in the Seller Financial Statements or in the Disclosure Schedule.

(c)    To the best of the Seller’s and the Principal Shareholders’ knowledge, no circumstances exist or have existed which would constitute grounds for assessment against the Seller of any tax liability with respect to the transactions contemplated by this Agreement or any period for which Tax Returns have been filed.  No shareholder is a nonresident alien for purposes of U.S. income taxation, including for purposes of Section 897 of the Code.

(d)    Neither the Seller nor any Principal Shareholder is a party to any Tax sharing agreement or similar arrangement.  The Seller has never been a member of a group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Seller), and neither the Seller nor any Principal Shareholder has any liability for the Taxes of any Person.  “Person” shall mean an individual or entity, including a partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, unincorporated organization or Governmental Entity (or any department, agency, or political subdivision thereof).

(e)    There are no liens for Taxes upon any of the assets, other than for ad valorem Taxes not yet due and payable.  The unpaid Taxes of the Seller did not, as of December 31, 2007, exceed by any material amount the reserve for actual Taxes (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as shown on the Annual Seller Financial Statements, and will not exceed by any material amount such reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller in filing its Tax Returns.  The Seller has not incurred any liability for Taxes from January 1, 2008 through the Closing Date other than in the ordinary course of business consistent with past practice.  The Seller is not obligated to file any Tax Return in any jurisdiction (whether foreign or domestic) other than those jurisdictions in which it currently files Tax Returns.

(f)    Each Plan (as defined in Section 2.20) that is a non-qualified deferred compensation plan subject to Section 409A of the Code has been operated in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 since January 1, 2005 and the Seller does not have, and does not expect to have any future, Tax withholding obligation in respect of Section 409A under any Plan.

(g)    The Seller is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payments” within the meaning of Section 280G of the Code (without regard to the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code).

(h)    The Seller has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(2) of the Code.

(i)    The Company has never elected to be taxed as and has never been taxed as a subchapter S corporation under Section 1361 of the Code.

2.12.    Real Property.

(a)    The Disclosure Schedule sets forth the addresses and uses of all real property that Seller owns, leases or subleases, and any lien or encumbrance on any such owned real property or Seller’s leasehold interest therein, specifying in the case of each such lease or sublease, the name of the lessor or sublessor, as the case may be, the lease term and the rental obligations of the lessee thereunder.

(b)    There are no defaults by Seller under any existing leases, subleases or other contractual obligations pertaining to real property that Seller owns, leases or subleases, and to the best knowledge of Seller, by any other party, which might curtail in any material respect the present use of Seller’s property listed on the Disclosure Schedule.

2.13.    Personal Property & Capital Equipment.  The Disclosure Schedule sets forth a full and complete list of all personal property, including capital equipment, owned or leased by Seller.  Except as set forth on the Disclosure Schedule, and except for property sold or otherwise disposed of in the ordinary course of business, Seller has good and marketable title, free and clear of any lien, charge, restriction or encumbrance, to all of such personal property.  All material items of such personal property used in the operation of the business of Seller are in good operating condition, normal wear and tear accepted.

2.14.    Intellectual Property.

(a)    The “Seller Intellectual Property” consists of all trade secrets, copyrights, patents, trademarks, service marks, trade dress, all registrations and applications with respect thereto and all licenses or rights under the same, that are owned or used by the Seller and are necessary or incidental to the operation of the business, including without limitation, any of the foregoing embodied or contained in any of the following: net lists; domain names and URLs and textual information contained in web sites; schematics; processes; customer and supplier lists; know-how and show-how; computer software programs, source code and object code; complete system build software; development and test tools, documentation, specifications, programmer and user manuals used by the Seller to install, operate, maintain, correct, test, repair enhance, extend, modify, prepare derivative works based upon, design, develop, reproduce and package software; all license and other rights in any third-party product, intellectual property, proprietary or personal rights, documentation, or tangible or intangible property; all documents, record and electronic files relating to the design, end user documentation, manufacturing, quality control, sales, marketing, or customer support; and all products of the Seller currently being licensed or sold or that are currently being developed, including all hardware products and tools, software products and tools, and services that are currently licensed, offered or under development by the Seller (the “Seller Products & Services”).

As used in this Agreement “software” means any and all current and prior and currently under development versions and releases, and predecessors of the software and computer programs and applications of the Seller to the extent related to the business as currently being conducted or as currently required or as reasonably can be anticipated to be conducted in the future, including all such software and computer programs in machine readable source code forms and in machine executable object code forms and all related specifications (including all logic architectures, algorithms and logic flows and all physical, functional, operating and design parameters), any data used by or related to software, work in progress relating to corrections, modifications, revisions, upgrades, translations or enhancements, all Seller and third party development and test tools used to develop or test the software, third party application program interfaces to the software written by them and all methods of implementation and packaging, together with all associated know-how and show-how and all related Documentation.  As used in this Agreement, “Documentation” means all documentation, specifications, manuals and other materials relating to the software, including programmer and user manuals which are used by the Seller to install, operate, maintain, correct, test, repair, enhance, extend, modify, prepare derivative works based upon, design, develop, reproduce and package such software.

(b)    The Disclosure Schedule lists: (i) all patents, copyright registrations, mask works, trademarks, service marks, trade dress, any renewal rights for any of the foregoing, and any applications and registrations for any of the foregoing, which are included in the Seller Intellectual Property and owned or licensed by or on behalf of the Seller and are necessary to its business (except for standard off-the-shelf software such as Microsoft Office); (ii) all Seller Products & Services; and (iii) all licenses, sublicenses and other agreements to which the Seller is a party and pursuant to which the Seller or any other person is authorized to use the Seller Intellectual Property or exercise any other right with regard thereto.  The Seller has delivered to Bridgeline Software true and complete copies of the agreements described in (iii) hereof.

(c)    The Seller Intellectual Property consists solely of items and rights which are either: (i) owned by the Seller; (ii) in the public domain; or (iii) rightfully used and authorized for use by the Seller and its successors pursuant to a valid license.  All Seller Intellectual Property which consists of licenses or other rights to third party intellectual property is set forth on the Disclosure Schedule.  The Seller has all rights in the Seller Intellectual Property necessary to commercially exploit the same in connection with the Seller’s current, former, and planned or scheduled (whether for release or development) activities in all geographic locations and fields of use in which the Seller currently operates or is scheduled to operate, and to sublicense any or all such rights to third parties, including the right to grant further sublicenses.  All software created by the Seller is as described in the Documentation and performs in all material respects in accordance with the specifications included in the Documentation (subject to software errors or bugs which do not interfere with the operation of the software).  The Seller has taken all reasonable measures to protect the proprietary nature of each item of Seller Intellectual Property.  No other person or entity has any rights to any of the Seller Intellectual Property (except pursuant to agreements or licenses specified on the Disclosure Schedule), and no other person or entity is infringing, violating or misappropriating any of the Seller Intellectual Property.  The Seller owns or has the right to use all Intellectual Property necessary (i) to use, market and distribute the products, marketed, sold or licensed, and to provide the services provided, by the Seller to other parties, or (ii) to operate the Seller’s internal systems that are material to the business or operations of the Seller, including, without limitation, computer hardware systems, software applications and embedded systems (the “Seller Internal Systems”).  Each item of Seller Intellectual Property will be owned or available for use by Bridgeline Software immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing, except for any changes that do not, either individually or on the aggregate, have a Material Adverse Effect on Seller.  Except as set forth on the Disclosure Schedule, the Seller’s software, to the Seller’s knowledge, and the Seller Internal Systems are free from significant defects or programming errors which interfere with the operation and use of the software and Seller Internal Systems and conform in all material respects to the written documentation and specifications therefor.

(d)    The Seller is not, nor as a result of the execution or delivery of this Agreement, the other Transaction Documents and all other agreements contemplated hereby, or performance of the Seller’s obligations hereunder, will the Seller be, in violation of any license, sublicense or other agreement to which the Seller is a party.  The Disclosure Schedule lists all contracts or agreements under which the Seller is obligated to provide any consideration (whether financial or otherwise) to any third party, or under which any third party otherwise would be entitled to any consideration, with respect to any exercise of rights by the Seller or Bridgeline Software in the Seller Intellectual Property.  The Disclosure Schedule identifies each item of Seller Intellectual Property that is owned by a party other than the Seller, and the license or agreement pursuant to which the Seller uses it (excluding off-the-shelf software programs licensed by the Seller pursuant to “shrink wrap” or “click wrap” licenses, such exclusion only extending to programs used by the Seller solely for non-revenue generating administrative functions).

(e)    Except as set forth on the Disclosure Schedule, the use, reproduction, modification, distribution, licensing, sublicensing, sale or any other exercise of rights by the Seller with respect to any of the Seller Products & Services does not infringe any intellectual property right, right of privacy, or right in personal data of any person or entity.  No claims (i) challenging the validity, effectiveness or ownership by the Seller of any of the Seller Intellectual Property, or (ii) to the effect that the use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights by the Seller with respect to any of the Seller Products and Services infringes or will infringe on any intellectual property or other proprietary or personal right of any person, have been asserted to the Seller or, to the knowledge of the Seller or the Principal Shareholders, are threatened by any person, nor to the knowledge of the Seller or the Principal Shareholders, are there any valid grounds for any bona fide claim of any such kind.  All granted or issued patents and mask works and all registered trademarks listed on the Disclosure Schedule and all registered copyrights held by the Seller are valid, enforceable and subsisting.  To the knowledge of the Seller and the Principal Shareholders, there are no pending or unissued patent rights which infringe upon or impair the Seller Intellectual Property.  To the knowledge of the Seller and the Principal Shareholders, there is no unauthorized use, infringement or misappropriation of any of the Seller Intellectual Property by any third party, employee or former employee.

(f)    The Seller has not disclosed the source code for any of the software owned by the Seller or other confidential information constituting, embodied in or pertaining to the software to any person or entity, except pursuant to the agreements listed on the Disclosure Schedule, and the Seller has taken reasonable measures to prevent disclosure of such source code.  No parties other than the Seller possess any current or contingent rights to any source code that is part of the Seller Intellectual Property.

(g)    Except as set forth on the Disclosure Schedule, all of the copyrightable materials (including software) incorporated in or bundled with the Seller’s Products & Services have been created by employees of the Seller within the scope of their employment by the Seller or by independent contractors of the Seller who have executed agreements expressly assigning all right, title and interest in such copyrightable materials to the Seller.  No portion of such copyrightable materials was jointly developed with any third party.  The Disclosure Schedule lists all parties who have created any portion of, or otherwise have any rights in or to, the Seller Intellectual Property, other than employees of the Seller who have no rights in or to any Seller Intellectual Property.  Except as set forth on the Disclosure Schedule, the Seller has secured from all parties who have created any portion of, or otherwise have any rights in or to, the Seller Intellectual Property valid and enforceable written assignments of any such work or other rights to Seller and has provided true and complete copies of such assignments to Bridgeline Software.

(h)    The Disclosure Schedule identifies each license or other agreement (or type of license or other agreement) pursuant to which the Seller has licensed, distributed or otherwise granted any rights to any third party with respect to, any Seller Intellectual Property.  The Disclosure Schedule includes a true and complete list of support and maintenance agreements relating to Seller Intellectual Property including the identity of the parties entitled to receive such service or maintenance, and the term of such agreements.

(i)    Except as set forth on the Disclosure Schedule, the Seller has obtained written agreements from all employees and third parties with whom Seller has shared confidential proprietary information (i) of the Seller, or (ii) received from others which the Seller is obligated to treat as confidential, which agreements require such employees and third parties to keep such information confidential.  The Seller has delivered or given access to all copies of such written agreements, as executed, to Bridgeline Software.  None of the present or former employees, officers or directors of the Seller owns directly or indirectly, in whole or in part, any Seller Intellectual Property or application therefor.

(j)    To the knowledge of the Seller and the Principal Shareholders, none of the Seller Internal Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity.  The Disclosure Schedule lists any complaint, claim or notice, or written threat thereof, received by the Seller alleging any such infringement, violation or misappropriation; and the Seller has provided to Bridgeline Software complete and accurate copies of all written documentation in the possession of the Seller relating to any such complaint, claim, notice or threat.  The Seller has provided to Bridgeline Software complete and accurate copies of all written documentation in the Seller’s possession relating to claims or disputes known to the Seller concerning any Seller Intellectual Property.

2.15.    Agreements of Directors, Officers, Employees and Consultants.  Except as set forth on the Disclosure Schedule, to Seller’s and the Principal Shareholders’ knowledge, no current or former officer or employee of or consultant to Seller is in violation of any term of any employment contract, non-competition agreement, non-disclosure agreement, patent disclosure or assignment agreement or other contract or agreement containing restrictive covenants relating to the conduct of any such current or former shareholder, officer, employee, or consultant or otherwise relating to the use of trade secrets or proprietary information of others by any such person.  The Disclosure Schedule sets forth the name and address of each person currently serving as an officer or a director of Seller, and each person listed on the Disclosure Schedule was duly elected and is presently serving as such officer or director.  Set forth on the Disclosure Schedule is a list of all current and former officers, directors, employees, and consultants of Seller.  Each current and former officer and employee of the Seller has executed a non-disclosure and non-competition agreement with Seller in the form provided to Bridgeline Software or a substantially similar form.  Each current and former consultant of the Seller has executed an agreement with Seller containing a non-disclosure provision.  Except as disclosed on the Disclosure Schedule, since January 1, 2008, Seller has not paid or become committed to pay any bonus or similar additional compensation to any officer, director or employee of Seller.

2.16.    Governmental Licenses.  Seller has all the material permits, licenses, orders, franchises and other rights and privileges of all federal, state, local or foreign governmental or regulatory bodies necessary for Seller to conduct its business as presently conducted.  All such permits, licenses, orders, franchises and other rights and privileges are in full force and effect and, to Seller’s knowledge, no suspension or cancellation of any of them is threatened, and none of such permits, licenses, orders, franchises or other rights and privileges will be Materially Adversely Affected by the consummation of the transactions contemplated by this Agreement or any of the Transaction Documents.

2.17.    List of Material Contracts and Commitments.  The Disclosure Schedule sets forth a complete and accurate list of all material contracts to which Seller is a party or by or to which any of its assets or properties is bound or subject.  As used on the Disclosure Schedule, the phrase “Seller Material Contract” means and includes every material agreement or material understanding of any kind, written or oral, which is legally enforceable by or against Seller, and specifically includes without limitation (a) contracts and other agreements with any current or former officer, director, employee, consultant or shareholder or any partnership, company, joint venture or any other entity in which any such person or entity has an interest; (b) agreements with any labor union or association representing any Seller employee; (c) contracts and other agreements for the provision of services other than by employees of Seller which entail a reasonably foreseeable financial consequence to any contracting party of at least $15,000; (d) bonds or other security agreements provided by any party in connection with the business of Seller; (e) contracts and other agreements for the sale of any of the assets or properties of Seller other than in the ordinary course of business or for the grant to any person or entity of any preferential rights to purchase any of said assets or properties; (f) joint venture agreements relating to the assets, properties or business of Seller or by or to which any of its assets or properties are bound or subject; (g) contracts or other agreements under which Seller agrees to indemnify any party, to share tax liability of any party, or to refrain from competing with any party; (h) any contracts or other agreements with regard to any indebtedness of Seller; or (i) any other contract or other agreement whether or not made in the ordinary course of business and involving a reasonably foreseeable financial consequence to any contracting party of at least $15,000.  Seller has delivered to Bridgeline Software true, correct and complete copies of all such contracts, together with all modifications and supplements thereto.  Except as set forth on the Disclosure Schedule, each of the contracts listed on the Disclosure Schedule is in full force and effect.  Seller is not in breach of any of the material provisions of any such Seller Material Contract, nor, to the best knowledge of Seller and the Principal Shareholders, is any other party to any such contract in default thereunder, nor does any event or condition exist which with notice or the passage of time or both would constitute a default of a material provision thereunder, except for any such breach or default that individually and in the aggregate would not have a Material Adverse Effect on Seller.  Seller has performed in all material respects all obligations to the extent required to be performed by it under each such contract as of the Closing.

2.18.    Accounts Receivable.  The Disclosure Schedule sets forth a full and complete list of Seller’s accounts receivable and accounts receivable reserve as of close of business on the date immediately preceding the Closing Date.  Except as set forth on the Disclosure Schedule, all accounts and notes receivable reflected on the Seller Financial Statements, and all accounts and notes receivable arising subsequent to the date of such balance sheets, have arisen in the ordinary course of business and represent valid obligations owing to Seller.  Except as set forth on the Disclosure Schedule, to the best knowledge of Seller and the Principal Shareholders, none of Seller’s receivables are subject to any claim of offset, recoupment, setoff or counterclaim and neither Seller nor the Principal Shareholders has knowledge of any specific facts or circumstances (whether asserted or unasserted) that could give rise to any such claim.  No material amount of receivables are contingent upon the performance by Seller of any obligation or contract other than normal warranty repair and replacement.  No person has any lien on any such receivables and no agreement for deduction or discount has been made with respect to any such receivables.  Except as set forth on the Disclosure Schedule, to the best knowledge of Seller and the Principal Shareholders, all of Seller’s accounts and notes receivable reflected on the Seller Financial Statements and all accounts and notes receivable arising subsequent to the date of such balance sheets are collectible in full by Seller in the ordinary course of business.

2.19.    Insurance Coverage.  The Disclosure Schedule hereto contains an accurate summary of the insurance policies currently maintained by Seller.  Except as described on the Disclosure Schedule, there are currently no claims pending against Seller pursuant to any insurance policy currently in effect and covering the property, the business or the employees of Seller.

2.20.    Employee Matters.  Except as set forth on the Disclosure Schedule, neither the Seller nor any person that together with the Seller would be treated as a single employer (an “ERISA Affiliate”) under Section 414 of the Code has established or maintains or is obligated to contribute to (a) any bonus, severance, stock option, or other type of incentive compensation plan, program, agreement, policy, commitment, contract or arrangement (written or oral), (b) any pension, profit-sharing, retirement or other plan, program or arrangement, or (c) any other employee benefit plan, fund or program, including, but not limited to, those described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  All such plans (individually, a “Plan” and collectively, the “Plans”) have been operated and administered in all material respects in accordance with their terms, as applicable, with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code.  No act or failure to act by the Seller has resulted in, nor does the Seller have knowledge of a non-exempt “prohibited transaction” (as defined in ERISA) with respect to the Plans.  Neither the Seller nor any ERISA Affiliate maintains or has ever maintained or contributed to any Plan subject to Title IV of ERISA.  With respect to the employees and former employees of the Seller, there are no employee post-retirement medical or health plans in effect, except as required by Section 4980B of the Code.  The Seller has funded, or made adequate reserves for, the full amounts of the employer contributions that are required under the terms of said plan to be paid by the Seller with respect to the year ended December 31, 2007 and the period from and including January 1, 2008 through and including the Closing Date.

2.21.    Customers.  Except as set forth on the Disclosure Schedule:

(a)    The relationships of Seller with its significant customers are good commercial working relationships and no significant customer of Seller has canceled or otherwise terminated, or to Seller’s or the Principal Shareholders’ knowledge, threatened to cancel or otherwise to terminate its relationship with Seller, or has during the last twelve (12) months decreased materially, or threatened to decrease or limit materially, its usage or purchase of the Seller Products & Services except for normal cyclical changes related to customers’ businesses and except for changes which have not had a Material Adverse Effect on Seller.

(b)    No supplier or customer has notified Seller that it intends to cancel or otherwise substantially modify its relationship with Seller or to decrease materially or limit its services, supplies or materials to Seller, or its usage or purchase of the services of Seller, and, to the knowledge of Seller and the Principal Shareholders, the consummation of the transactions contemplated hereby will not materially adversely affect the relationship of Bridgeline Software with any such supplier or customer.

2.22.    No Brokers or Finders.  Except as set forth on the Disclosure Schedule, no person or entity has or will have, as a result of the actions of Seller or the Principal Shareholders, any right, interest or claim against or upon Seller or the Principal Shareholders for any commission, fee or other compensation as a finder or broker arising from the transactions contemplated by this Agreement.

2.23.    Transactions with Insiders.  Except as set forth on the Disclosure Schedule, there are no currently outstanding loans, leases or other contracts between Seller and any officer or director of Seller, or any person or entity owning five percent (5%) or more of the total number of Shares, or any respective family member or affiliate of any such officer, director or shareholder.

2.24.    Guarantees.  Except as set forth on the Disclosure Schedule, Seller has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on or for any indebtedness of any other person or entity, except guarantees by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

2.25.    Bank Accounts, Signing Authority, Powers of Attorney.  Except as set forth on the Disclosure Schedule, Seller has no account or safe deposit box in any bank and no person or entity has any power, whether singly or jointly, to sign any checks on behalf of Seller, to withdraw any money or other property from any bank, brokerage or other account of Seller, or to act pursuant to any power of attorney granted by Seller at any time for any purpose.

2.26.    Books and Records.  The books and records of Seller made available to Bridgeline Software for inspection include copies of the by-laws and other governing documents as currently in effect and accurately record therein in all material respects all actions, proceedings, consents and meetings of the Board and shareholders of Seller and any committees thereof.

2.27.    Privacy and Data Collection.  The Seller has at all times complied with all laws and regulations relating or applicable to privacy, publicity, data protection, collection, storage, transfer, release and use of personal information and user information gathered or accessed in the course of the business and operations of the Seller.  The Seller has at all times complied in all material respects with all rules, policies and procedures established by the Seller from time to time with respect to privacy, publicity, data protection, collection, storage, transfer and use of personal information and user information gathered or accessed in the course of the business and operations of the Seller (collectively, the “Seller Privacy Policies”), noncompliance with which would result in a Material Adverse Effect on Seller.  No claims have been asserted or, to the knowledge of the Seller and the Principal Shareholders, threatened against the Seller by any Person or governmental entity alleging a violation of such Person’s, or any other Person’s, privacy, publicity, personal or confidentiality rights under any such laws, or a breach or other violation of any of the Seller Privacy Policies, where such violation would have a Material Adverse Effect on Seller.  The Seller has taken commercially reasonable measures (including but not limited to, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that personal and consumer information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse.  To the knowledge of the Seller and the Principal Shareholders, there has been no unauthorized access to, use, modification, disclosure or other misuse of such information.  Neither the execution, delivery nor performance of this Agreement or the consummation of the transactions contemplated hereby shall result in any breach or violation of the Seller Privacy Policies or violate any Law with respect to such data or information.

2.28.    Foreign Corrupt Practices Act.  The Seller has not taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules and regulations thereunder.  There is not now, and there has never been, any employment by the Seller of, or record ownership in the Seller by, any governmental or political official in any country in the world.

2.29.    Disclosure.  Neither the representations or warranties made by the Seller in this Agreement, nor the Seller Disclosure Schedule or any other certificate executed and delivered by the Seller pursuant to this Agreement, when taken together, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

ARTICLE III

REPRESENTATIONS, COVENANTS AND RIGHTS OF SHAREHOLDERS

In order to induce Bridgeline Software to enter into this transaction, the Shareholders represent and warrant to Bridgeline Software that, except as set forth in the disclosure schedules of the Shareholders (the “Shareholders’ Disclosure Schedules”), the statements made in this Article III are true and correct as of the date hereof, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).  The Shareholders’ Disclosure Schedules will be arranged in paragraphs corresponding to the numbered and lettered sections contained in this Article III and the disclosure in any paragraph shall qualify other sections in this Article III to the extent that it is apparent from a reading of such disclosure that it also qualifies or applies to such other sections.

3.1.    Ownership of Shares.  Each Shareholder has valid title to and owns beneficially and of record all of the Shares set forth opposite his, her or its name on Schedule 3.1 to the Shareholders’ Disclosure Schedules, and, except as set forth in the Shareholders’ Disclosure Schedules, has good and marketable title to such Shares, free and clear of any and all transfer restrictions (other than those imposed by relevant securities laws), options, liens, claims, pledges, voting trusts and agreements, security interests, charges and other restrictions or encumbrances of any kind or nature.  Each Shareholder has the absolute and unconditional right, power, authority and capacity to execute and perform this Agreement and any of the Transaction Documents to which he, she or it is a party and to consummate the transactions contemplated hereby.  Except as set forth on the Shareholders’ Disclosure Schedules, the Shareholders have not granted any option or other commitment or are not otherwise a party to or bound by any agreement obligating such Shareholder to sell, pledge or otherwise grant any interest in the Shares to any person or entity.

3.2.    Authorization.  The Transaction Documents shall include all documents executed and delivered at the Closing to which each Shareholder is a party.  This Agreement and each of the Transaction Documents to which each Shareholder is a party have been duly executed and delivered by such Shareholder and constitute the valid and binding obligations of such Shareholder enforceable against such Shareholder in accordance with their respective terms, except to the extent that such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, fraudulent conveyance or other laws affecting creditors’ rights generally and to the application of general equitable principles.

3.3.    No Conflicts.  Except as set forth on the Shareholders’ Disclosure Schedule, the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby by the Shareholders do not and will not violate, conflict with, result in a breach of or constitute a default under (or which with notice or lapse of time, or both, would constitute a breach of or default under), or result in the creation of any lien, security interest or other encumbrance under (a) any note, agreement, contract, license, instrument, lease or other obligation to which such Shareholder is a party or by which such Shareholder is bound, and for which such Shareholder has not previously obtained a written waiver of such breach or default, which waiver has been delivered to Bridgeline Software, except where such violation would not have a Material Adverse Effect on such Shareholder, (b) any judgment, order, decree, ruling or injunction known and applicable to such Shareholder, or (c) any statute, law, regulation or rule of any governmental agency or authority.

3.4.    Shareholders’ Investment Representations.

NOTWITHSTANDING THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION 3.4 WHICH ARE INTENDED TO COMPLY WITH THE REQUIREMENTS OF FEDERAL AND STATE SECURITIES LAWS, FOR PURPOSES OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION THE INDEMNITY OBLIGATIONS OF BRIDGELINE SOFTWARE SET FORTH HEREIN, BRIDGELINE SOFTWARE ACKNOWLEDGES AND AGREES THAT (1) EACH SHAREHOLDER IS RELYING ON THE  REPRESENTATIONS AND WARRANTIES OF BRIDGELINE SOFTWARE SET FORTH IN THIS AGREEMENT, (2) SUCH REPRESENTATIONS AND WARRANTIES OF BRIDGELINE SOFTWARE ARE A MATERIAL INDUCEMENT TO EACH SHAREHOLDER TO ENTER INTO THIS AGREEMENT AND TO EFFECTUATE THE TRANSACTIONS CONTEMPLATED HEREIN AND (3) THE REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS IN THIS SECTION 3.4 SHALL NOT LIMIT OR OTHERWISE ABROGATE IN ANY RESPECT THE REPRESENTATIONS AND WARRANTIES OF BRIDGELINE SOFTWARE IN THIS AGREEMENT.

Each Shareholder represents individually that his, her or its present intention is to acquire the shares of Bridgeline Software Stock to be issued in connection with this Agreement for his, her or its own account and that such Bridgeline Software Stock is being and will be acquired for the purpose of investment and not with a view to distribution or resale thereof.  Each Shareholder represents that he, she or it has had an opportunity to ask questions of and receive answers from the authorized representatives of Bridgeline Software and to review any relevant documents and records concerning the business of Bridgeline Software and the terms and conditions of this investment and that any such questions have been answered to such Shareholder’s satisfaction.  Each Shareholder acknowledges receipt of the Annual Report on Form 10-KSB for the fiscal year ended September 30, 2007 of Bridgeline Software, and the Quarterly Reports on Form 10-QSB for the quarterly periods ended December 31, 2007 and March 31, 2008, and all proxy statements relating to meetings of stockholders of Bridgeline Software.  Each Shareholder acknowledges that it has been called to his attention that this investment involves a high degree of risk and that Bridgeline Software has a limited operating history.  Each Shareholder acknowledges that he, she or it can bear the economic risks of his, her or its investment in the Bridgeline Software Stock and that he, she or it has such knowledge and experience in financial or business matters that he, she or it is capable of evaluating the merits and risks of this investment in the Bridgeline Software Stock and protecting his, her or its own interests in connection with this investment.  Except as set forth on the Shareholders’ Disclosure Schedules attached hereto, each Shareholder hereby represents and warrants to Bridgeline Software that he, she or it is an “accredited investor” as such term is defined under Section 501(a) of Regulation D promulgated under the Securities Act.  Each Shareholder understands that the Bridgeline Software Stock to be issued in connection with the transactions contemplated hereby has not been registered under the Securities Act and that such shares must be held indefinitely unless a subsequent disposition thereof is permitted under the Securities Act or is exempt from such registration.  Each Shareholder further represents that he, she or it understands and agrees that until transferred as herein provided, or transferred pursuant to the provisions of Rule 144 of the Securities Act, all certificates evidencing the Bridgeline Software Stock to be issued in connection with the Closing, whether upon initial issuance or upon transfer thereof, shall bear a legend (and Bridgeline Software will make a notation on its transfer books to such effect) prominently stamped or printed thereon reading substantially as follows:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR UNLESS AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT IS AVAILABLE.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BRIDGELINE SOFTWARE

           In order to induce Seller and the Shareholders to enter into this transaction, Bridgeline Software represents and warrants to Seller and the Shareholders that, except as set forth in the disclosure schedules of Bridgeline Software (the “Bridgeline Software Disclosure Schedules”), the statements made in this Article IV are true and correct as of the date hereof, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).  The Bridgeline Software Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered sections contained in this Article IV and the disclosure in any paragraph shall qualify other sections in this Article IV to the extent that it is apparent from a reading of such disclosure that it also qualifies or applies to such other sections.

4.1.    Organization and Qualification.  Bridgeline Software is a corporation duly organized, validly existing and in corporate good standing in the State of Delaware and has the power and authority to carry on its business as presently conducted.  Bridgeline Software is duly qualified to do business and is in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification, except where the failure to be so qualified will not have a Material Adverse Effect on Bridgeline Software.  Each subsidiary of Bridgeline Software is a corporation duly organized, validly existing and in corporate good standing under the laws of its jurisdiction of incorporation.

4.2.    Authority.  This Agreement, and to the extent Bridgeline Software is a party to the Transaction Documents, each of the Transaction Documents, has been duly authorized, executed and delivered by Bridgeline Software and constitutes a legal, valid and binding obligation of Bridgeline Software, enforceable against it in accordance with its terms except to the extent that such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, fraudulent conveyance or other laws affecting creditors’ rights generally and to the application of general equitable principles.  Bridgeline Software has the right, power and authority to enter into this Agreement and to carry out the terms and provisions of this Agreement, and to enter into and carry out the terms of all agreements and instruments required to be delivered by Bridgeline Software by the terms of this Agreement, without obtaining the consent of any third parties or authorities.  This Agreement and the transactions contemplated hereby have been unanimously approved by the Board of Directors of Bridgeline Software and no additional corporate action or authorization is required by Bridgeline Software in connection with the consummation of the transactions contemplated by this Agreement.

4.3.    No Conflicts.  The execution, delivery and performance of this Agreement and the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby by Bridgeline Software, and compliance with the provisions hereof, do not and will not: (a) violate, conflict with or result in a breach of any provision or constitute a default under (i) the Certificate of Incorporation or By-laws of Bridgeline Software (the “Bridgeline Software Charter Documents”), or (ii) any contract or agreement to which Bridgeline Software is a party or to which the assets or business of Bridgeline Software may be subject, except where such violation would not have a Material Adverse Effect on Bridgeline Software; or (b) violate any judgment, ruling, order, writ, injunction, award, decree, statute, law, ordinance, code, rule or regulation of any court or foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority which is applicable to the assets, properties or business of Bridgeline Software, except where such violation would not have a Material Adverse Effect on Bridgeline Software.

4.4.    Government Approvals.  Except as set forth in the Bridgeline Software Disclosure Schedules and except for filing with and acceptance by the Delaware Secretary of State of the Certificate of Merger, filing with and acceptance by the Colorado Secretary of State of the Articles of Merger, and filings pursuant to Regulation D of the Securities Act, no Consent with any Governmental Entity, is or will be required on the part of the Bridgeline Software in connection with the execution, delivery and performance of this Agreement, the other Transaction Documents and any other agreements or instruments executed by Bridgeline Software in connection herewith or therewith, the failure of which would have a Material Adverse Effect on Bridgeline Software.

4.5.    Authorized and Outstanding Stock.  As of the date of this Agreement, the authorized capital stock of Bridgeline Software consists of 20,000,000 shares of Bridgeline Software Common Stock and 1,000,000 shares of preferred stock.  As of May 9, 2008, 9,484,159 shares of Bridgeline Software Common Stock were validly issued and no shares of preferred stock were issued and outstanding.  All of the issued and outstanding shares of capital stock of Bridgeline Software were issued (i) in transactions complying with or exempt from the registration provisions of the Securities Act, and (ii) in compliance with or in transactions exempt from the registration provisions of applicable state securities or “blue-sky” laws.  Except as set forth on the Bridgeline Software Disclosure Schedules, as of the date of this Agreement, there are no outstanding warrants, options, promissory notes, commitments, preemptive rights, rights to acquire or purchase, conversion rights or demands of any character relating to the capital stock or other securities of Bridgeline Software.  There are no voting trusts or voting agreements with respect to any shares of Bridgeline Software Common Stock.  Except as set forth on the Bridgeline Software Disclosure Schedules, as of the date of this Agreement, Bridgeline Software is the sole owner of all shares of capital stock of its subsidiaries.  As of the date of this Agreement, other than as set forth in the Bridgeline Software Disclosure Schedules, there are no outstanding warrants, options, commitments, preemptive rights, rights to acquire or purchase, conversion rights or demands of any character relating to the capital stock or other securities of any of the subsidiaries of Bridgeline Software.  There are no voting trusts or voting agreements with respect to any shares of capital stock of any subsidiary of Bridgeline Software.  Any equity interests in Bridgeline Software that consist of contractual or so-called “phantom” equity interests are separately identified on the Bridgeline Software Disclosure Schedules.

4.6.    SEC Filings.  Bridgeline Software has made available to the Seller and the Shareholders a true and complete copy of its SB-2 Registration Statement and its Annual Report on Form 10-KSB, and all amendments, supplements and exhibits (including, without duplication, exhibits incorporated by reference) to such documents (collectively, the “Bridgeline Software SEC Reports”).  The Bridgeline Software SEC Reports (i) were prepared in compliance with the requirements of the Securities Act , and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1.    Legal Conditions to the Merger.  Each of Bridgeline Software, Seller and the Shareholders will use all reasonable efforts to take actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Merger.  Each of Bridgeline Software, Seller and the Shareholders will use all reasonable efforts to take all actions to obtain (and to cooperate with the other parties in obtaining) any consent required to be obtained or made by Seller, Bridgeline Software or the Shareholders in connection with the Merger, or the taking of any action contemplated thereby or by this Agreement.

5.2.    Employee Matters.  Nothing contained herein will be considered as requiring Seller or Bridgeline Software to continue the employment of any employee for any specified period, at any specified location or under any specified job category, except as specifically provided for in an offer letter or other agreement of employment.  Except as otherwise set forth herein, it is specifically understood that continued employment with Seller or employment with Bridgeline Software is not offered or implied for any employees of Seller.

5.3.    Additional Agreements.  In case at any time after the Closing Date any further action is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of Seller, the parties will take all such necessary action.  Without limiting the foregoing, on or prior to the Closing Date, Seller will deliver to Bridgeline Software a properly executed statement satisfying the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) in a form reasonably acceptable to Bridgeline Software and any state Tax clearance certificates required to relieve Seller of any withholding obligation.

5.4.    Public Announcements.  Except as may be required by law or stock market regulations, neither Bridgeline Software nor Seller will disseminate any press release or other announcement concerning this Agreement or the transactions contemplated herein to any third party (except to the directors, officers and employees of the parties to this Agreement whose direct involvement is necessary for the consummation of the transactions contemplated under this Agreement, or to the attorneys, advisors and accountants of the parties hereto) without the prior written agreement of Bridgeline Software and Seller.

5.5.    Confidentiality. Seller, Bridgeline Software and the Shareholders have previously entered into a Non-Disclosure Agreement (the “Confidentiality Agreement”), concerning each party’s obligations to protect the confidential information of the other party.  Seller, the Shareholders and Bridgeline Software each hereby affirm each of their obligations under such Confidentiality Agreement.

5.6.    Termination of Seller 401(k) Plan.  Seller shall terminate its tax-qualified 401(k) plan (the “Seller 401(k) Plan”) immediately prior to the Closing.

5.7.    Benefit Plans.                                 As soon as administratively practicable after the Closing Date and to the extent allowable under the Bridgeline Software Benefit Plans (as defined below), Bridgeline Software shall take all reasonable action so that employees of Seller shall be entitled to participate in each employee benefit plan, program or arrangement of the Bridgeline Software of general applicability (the “Bridgeline Software Benefits Plans”) to the same extent as similarly-situated employees of Bridgeline Software and its subsidiaries (it being understood that inclusion of the employees of Seller in the Bridgeline Software Benefits Plans may occur at different times with respect to different plans).

5.8.    Lock Up Agreement.  Each Shareholder acknowledges and agrees that he, she or it will not (1) offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, pledge, hypothecate, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, the Bridgeline Software Stock; (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Bridgeline Software Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of the Bridgeline Software Stock, in cash or otherwise, or (3) make any demand for or exercise any right with respect to, the registration of the Bridgeline Software Stock or any security convertible into or exercisable or exchangeable for the Bridgeline Software Stock for a period of one (1) year subsequent to the Closing Date. Each Shareholder further agrees not to enter into any private transaction involving the Bridgeline Software Stock unless (i) Bridgeline Software receives an opinion of counsel acceptable in form and substance to Bridgeline Software to the effect that the proposed transaction is exempt from the registration requirements of the Act and (ii) the proposed transferee agrees to be bound by all the provisions in this Section 5.8 prior to any such private transaction.  Notwithstanding anything to the contrary contained herein, the restrictions contained herein shall not apply to the transfer of the Bridgeline Software Stock by the Shareholders to any trust, partnership or limited liability company for the direct or indirect benefit of such Shareholder and/or the immediate family of such Shareholder for estate planning purposes, provided that (i) the trustee of the trust, partnership or the limited liability company, as the case may be, agrees in writing to be subject to the restrictions of this Section 5.8 and (ii) any such transfer shall not involve a disposition for value.

5.9.    Restrictive Undertakings.

(a)    Noncompetition Covenant.  The restrictive covenants set forth in this Section 5.9 are a material inducement for Bridgeline Software to enter into this Agreement.  For good and valuable consideration provided pursuant to this Agreement, the receipt and sufficiency of which is hereby acknowledged, each Principal Shareholder agrees that, during the Restrictive Period (as hereinafter defined), he shall not, directly or indirectly, (i) engage in any activities either on his own behalf or that of any other business organization (whether as principal, partner, shareholder, member, officer, director, stockholder, agent, joint venturer, consultant, creditor, investor or otherwise) which are in direct or indirect competition with or similar to the business, products or services of the Seller in the area of web services, web content management and design, whether for non-profit or for-profit organizations, in the United States (the “Competitive Services”), (ii) undertake planning for an organization or offering of Competitive Services, or (iii) combine or collaborate with other employees or representatives of Bridgeline Software or any third party for the purpose of organizing, engaging in, or offering Competitive Services.  The foregoing restrictive covenant shall not restrict such Principal Shareholder from providing the Competitive Services to any organization as an employee of such organization in the event either such Principal Shareholder’s employment by Bridgeline Software is terminated following the Closing without “cause” or for “good reason” in accordance with the terms of his Employment Agreement.  Notwithstanding anything to the contrary contained herein, the current employment of Michael Higgins, a Principal Shareholder, at Maroon Ventures, LLC shall be expressly excluded from the definition of Competitive Services for purposes of Section 5.9(a).

(b)    Nonsolicitation of Customers.  Each Principal Shareholder agrees that, during the Restrictive Period, he shall not directly or indirectly, either for himself or for any other person, corporation, partnership, limited liability company or any other business entity, service or supervise or assist the servicing or supervision of, divert or take away or attempt to divert or take away, or directly or indirectly call on or solicit or attempt to call on or solicit any of the Clients (as hereinafter defined) of Bridgeline Software, or communicate, advise or consult with, write or respond to, or inform any such Client for the purpose of soliciting, selling or recommending Competitive Services, or otherwise attempt to induce any such Client to terminate, modify or reduce such Client’s relationship with Bridgeline Software.

(c)    Nonsolicitation of  Employees.  Each Principal Shareholder agrees that, during the Restrictive Period, he shall not directly or indirectly (including but not limited to, through the use of “headhunters,” recruiters or employment agencies, and whether on-line or off-line recruiting activities) or by action in concert with others, hire, recruit or otherwise induce or influence (or seek to induce or influence) any person who is or shall be hereafter engaged (as an employee, agent, independent contractor or otherwise) to terminate such Person’s employment or engagement, or employ or engage, seek to employ or engage, or cause any other Person, corporation, partnership, limited liability company or other business entity (whether for-profit or non-profit) to employ or engage or seek to employ or engage any such person.  This restriction includes that such Principal Shareholder shall not (i) disclose to any third party the names, backgrounds or qualification of any of Bridgeline Software’s employees or otherwise identify them as potential candidates for employment, or (ii) participate in any pre-employment interviews or consultations with such employee.

(d)    Restrictive Period.  For purposes of this Section, the term Bridgeline Software shall include Bridgeline Software and any of its subsidiaries, divisions or business units.  For purposes of this Section, the term “Restrictive Period” shall mean the period commencing on the Closing Date and ending on the later of: (i) the three-year anniversary thereof, or (ii) the one-year anniversary of the termination of such Principal Shareholder’s employment relationship with Bridgeline Software.  For the purposes of this Section, “Client” shall mean any person or entity to which Bridgeline Software has provided services to or made Proposals to at any time within the twelve (12) months preceding this Agreement or thereafter.  “Proposal” shall mean any Client-specific, bona fide proposal for services that included a description of services, time line and proposed fees for the project.

(e)    Geographic Restrictions Reasonable.  Each Principal Shareholder expressly declares that the territorial and time limitations contained in this Section are entirely reasonable and are properly and necessarily required for the adequate protection of the business, operations, trade secrets and goodwill of Bridgeline Software and are given as an integral part of the merger, but for which Bridgeline Software would not have entered into this Agreement.  It is the desire and intent of each Principal Shareholder and Bridgeline Software that the provisions of this Section shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Section, including but not limited to, any territorial or time limitations set forth in this Section, shall be adjudicated to be invalid or unenforceable by a court of competent jurisdiction, whether due to passage of time, change of circumstances or otherwise, the provisions of this Section shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, or to reduce said territorial or time limitations to such areas or periods of time as said court shall deem reasonable, such deletion or reduction to apply only with respect to the operation of this Section in the particular jurisdiction in which such adjudication is made.

(f)    Rights Cumulative.  The non-competition and non-solicitation provisions contained herein are in addition to, and not in limitation of, any rights that Bridgeline Software may have under any other contract, law or otherwise, including but not limit to, the Employment Agreements between Bridgeline Software and each Principal Shareholder.  Each Principal Shareholder acknowledges that the remedy at law for any breach of this Section may be inadequate.  Each Principal Shareholder agrees that upon any such breach of this Section, Bridgeline Software shall, in addition to all other available remedies (including but not limited to, seeking an injunction or other equitable relief), be entitled to injunctive relief without having to prove the inadequacy of the remedies available at law and without being required to post bond or other security.

(g)    Computation of Restrictive Period.  All time periods in this Section shall be computed by excluding from such computation any time during which a Principal Shareholder is in violation of any provision of this Section and any time during which there is pending in any court of competent jurisdiction any action (including any appeal from any final judgment) in which action Bridgeline Software seeks to enforce the agreements and covenants in this Section or in which any person or entity contests the validity of such agreements and covenants or their enforceability or seeks to avoid their performance or enforcement which is determined adversely against such Principal Shareholder or such other party.

5.10.    Payment of Indebtedness.  Prior to the Closing Date, Seller shall have paid and satisfied Seller’s existing line of credit with Silicon Valley Bank, obtained the release of any liens related to such indebtedness and provided to Bridgeline Software evidence of such payment and the release of such liens in a form reasonably acceptable to Bridgeline Software.

5.11.    Rule 144 Reporting.  With a view to making available to the Shareholders the benefits of Rule 144 of the Securities Act, Bridgeline Software agrees to use its best efforts to file with the SEC, in a timely manner, all reports and other documents required of Bridgeline Software under the Securities Exchange Act of 1934, as amended.

5.12.    Termination of Shareholders Agreement.  Seller and the Shareholders shall terminate that certain Shareholders Agreement, dated February 1, 2000 immediately prior to the Closing.

5.13.    Termination of Seller Options.  In connection with the Closing, all outstanding non-qualified options to acquire Seller common stock, not otherwise exercised, and all outstanding incentive stock options to acquire Seller common stock, not otherwise exercised or substituted on an equitable basis with options to acquire Bridgeline Software Common Stock pursuant to Section 1.6, shall be terminated immediately prior to the Closing and Seller shall provide Bridgeline Software with evidence of such termination.

ARTICLE VI

CONDITIONS PRECEDENT

6.1.    Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger will be subject to the satisfaction prior to the Closing Date of the following conditions:

(a)    Governmental Approvals.  Other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the filing of the Articles of Merger with the Secretary of State of the State of Colorado, all statutory requirements and all Consents of Governmental Entities legally required for the consummation of the Merger and the transactions contemplated by this Agreement will have been filed, occurred, or been obtained, other than such Consents for which the failure to obtain would not have a material adverse effect on the consummation of the Merger or the other transactions contemplated hereby.

(b)    No Restraints.  No statute, rule or regulation, and no final and nonappealable order, decree or injunction will have been enacted, entered, promulgated or enforced by any court or Governmental Entity of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

(c)    Stockholder Approval.  This Agreement and the Merger shall have been approved and adopted by the requisite stockholder approval in accordance with the CBCA and the Seller Charter Documents.

6.2.    Conditions of Obligations of Bridgeline Software.  The obligations of Bridgeline Software to effect the Merger are subject to the satisfaction of the following conditions unless waived by Bridgeline Software:

(a)    Representations and Warranties of Seller.  The representations and warranties of Seller set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of the Closing, except (i) as otherwise contemplated by this Agreement,  (ii) as a result of actions taken or not taken at the direction of or after consultation with and written concurrence of Bridgeline Software and (iii) for representations and warranties specifically limited to an earlier date(s) (in which case such representations and warranties shall be true and  correct as of such date).  Bridgeline Software will have received a certificate signed by the president of Seller to such effect on the Closing Date.

(b)    Representations and Warranties of the Shareholders and Principal Shareholders.  The representations and warranties of the Shareholders and the Principal Shareholders set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Shareholders and Principal Shareholders set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of the Closing, except (i) as otherwise contemplated by this Agreement,  (ii) as a result of actions taken or not taken at the direction of or after consultation with and written concurrence of Bridgeline Software and (iii) for representations and warranties specifically limited to an earlier date(s) (in which case such representations and warranties shall be true and  correct as of such date).  Bridgeline Software will have received a certificate signed by each Shareholder and Principal Shareholder to such effect on the Closing Date.

(c)    Performance of Obligations of Seller.  Seller will have performed in all material respects all agreements and covenants required to be performed by it under this Agreement prior to the Closing Date except (i) as otherwise contemplated or permitted by this Agreement and (ii) as a result of actions taken or not taken at the direction of or after consultation with and written concurrence of Bridgeline Software, and Bridgeline Software will have received a certificate signed by the president of Seller to such effect on the Closing Date.

(d)    Performance of Obligations of the Shareholders and the Principal Shareholders.  The Shareholders and Principal Shareholders will have performed in all material respects all agreements and covenants required to be performed by them under this Agreement prior to the Closing Date except (i) as otherwise contemplated or permitted by this Agreement and (ii) as a result of actions taken or not taken at the direction of or after consultation with and written concurrence of Bridgeline Software, and Bridgeline Software will have received a certificate signed by each Shareholder and Principal Shareholder to such effect on the Closing Date.

(e)    No Material Adverse Effect.  No event, occurrence, fact, condition, change, development or effect that has not been disclosed in the Seller Financial Statements or on the Disclosure Schedule shall exist or have occurred or come to exist or been threatened that, individually or in the aggregate, has had or resulted in or could be expected to become or result in a Material Adverse Effect on Seller, and Bridgeline Software will have received from the Seller a certificate signed by the Seller to such effect on the Closing Date.

(f)    Stockholder Approval.  The holders of not less than 100% of the outstanding capital stock of Seller shall have executed a written consent to approve and adopt this Agreement and the Merger, in accordance with the CBCA.

(g)    Employment Agreement.  Timothy Higgins shall have entered into an employment agreement substantially in the form attached hereto as Exhibit 9.2G (the “Employment Agreement”), effective as of the Closing Date, relating to his employment by the Surviving Corporation or any successor entity after the Merger, which Employment Agreement shall be in full force and effect in accordance with its terms.

(h)    Legal Action.  There will not be overtly threatened or pending any action, proceeding or other application before any court or Governmental Entity brought by any Person or Governmental Entity: (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain any material damages from Bridgeline Software or Seller as a result of such transactions; or (ii) seeking to prohibit or impose any limitations on Bridgeline Software’s ownership or operation of all or any portion of Seller’s business or assets, or to compel Bridgeline Software to dispose of or hold separate all or any portion of its or Seller’s business or assets as a result of the transactions contemplated by the Agreement which if successful would have a material adverse effect on Bridgeline Software’s ability to receive the anticipated benefits of the Merger and the employment of the individual referenced in Section 9.2(g).

(i)    Termination of Rights and Certain Securities.  Any registration rights, rights of first refusal, voting rights, rights to any liquidation preference or redemption rights relating to any security of Seller will have been terminated or waived or satisfied as of the Closing.

(j)    Termination of Seller 401(k) Plan.  The Seller 401(k) Plan shall have been terminated in accordance with Section 5.6.

(k)    Merger Filing.  Seller shall have executed and delivered to Bridgeline Software a counterpart signature page of the Certificate of Merger to be filed with the Secretary of State of the State of Delaware and the Articles of Merger to be filed with the Secretary of State of the State of Colorado.

(l)    Corporate Proceedings Satisfactory.  All corporate and other proceedings to be taken by Seller in connection with the transactions contemplated hereby and all documents incident thereto will be satisfactory in form and substance to Bridgeline Software and its counsel, and Bridgeline Software and its counsel will have received all such counterpart originals or certified or other copies of such documents and other closing documents as they reasonably may request.

(m)    Supporting Documents.  Seller shall have delivered to Bridgeline Software a certificate (i) of the Secretary of State of the State of Colorado dated on or around the Closing Date, certifying as to the corporate legal existence and good standing of Seller, and (ii) of the Secretary of Seller, dated as of the Closing Date, certifying on behalf of Seller (1) that attached thereto is a true and complete copy of the Articles of Incorporation of Seller, certified by the Secretary of State of the State of Colorado, (2) that attached thereto is a true and complete copy of the By-Laws of Seller as in effect on the date of such certification, (3) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors and the stockholders of Seller authorizing the execution, delivery and performance of the Agreement and the consummation of the Merger, and (4) to the incumbency and specimen signature of each officer of Seller executing on behalf of Seller this Agreement and the other agreements related hereto.

(n)    FIRPTA.  Seller shall have delivered to Bridgeline Software a properly executed statement satisfying the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) in a form reasonably acceptable to Bridgeline Software and any state Tax clearance certificates required to relieve Seller of any withholding obligation relating to foreign ownership of U.S. real property interests.

(o)    Indebtedness.  Seller shall have delivered to Bridgeline Software the evidence of the repayment of the indebtedness and the release of the liens set forth in Section 5.10.

6.3.    Conditions of Obligation of Seller and the Shareholders.  The obligation of Seller and the Shareholders to effect the Merger is subject to the satisfaction of the following conditions unless waived by Seller and the Shareholders:

(a)    Representations and Warranties of Bridgeline Software.  The representations and warranties of Bridgeline Software set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of Bridgeline Software set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of the Closing, except (i) as otherwise contemplated by this Agreement,  (ii) as a result of actions taken or not taken at the direction of or after consultation with and written concurrence of Seller and (iii) for representations and warranties specifically limited to an earlier date(s) (in which case such representations and warranties shall be true and  correct as of such date).  Seller and the Shareholders will have received a certificate signed by the chief executive officer of Bridgeline Software to such effect on the Closing Date.

(b)    Performance of Obligations of Bridgeline Software.  Bridgeline Software will have performed in all material respects all agreements and covenants required to be performed by them under this Agreement prior to the Closing Date, and Seller and the Shareholders will have received a certificate signed by the chief executive officer of Bridgeline Software to such effect on the Closing Date.

(c)    No Material Adverse Effect.  No event, occurrence, fact, condition, change, development or effect that has not been disclosed on the Bridgeline Software Disclosure Schedules shall exist or have occurred or come to exist or been threatened that, individually or in the aggregate, has had or resulted in or could be expected to become or result in a Material Adverse Effect on Bridgeline Software, and Seller will have received from the Seller a certificate signed by the Seller to such effect on the Closing Date.

(d)    Merger Filing.  Bridgeline Software shall have executed and delivered to Seller a counterpart signature page of the Certificate of Merger to be filed with the Secretary of State of the State of Delaware and the Articles of Merger to be filed with the Secretary of State of the State of Delaware.

(e)    Delivery of Initial Merger Consideration.  On the Closing Date, Bridgeline Software shall deliver to the Seller the Cash Consideration by wire transfer of immediately available funds and shall deliver to the transfer agent for the Bridgeline Software Stock instructions to issue the stock certificates representing the Bridgeline Software Stock to the Shareholders.

(f)    Employment Agreement.  Bridgeline Software shall have entered into the Employment Agreement effective as of the Closing Date

(g)    Bridgeline Software Supporting Documents.   Bridgeline Software shall have delivered to Seller a certificate (i) of the Secretary of State of the State of Delaware dated on or around the Closing Date, certifying as to the corporate legal existence and good standing of Bridgeline Software, and (ii) of the Assistant Secretary of Bridgeline Software, dated as of the Closing Date, certifying on behalf of Bridgeline Software: (1) that attached thereto is a true and complete copy of the Certificate of Incorporation of Bridgeline Software, certified by the Secretary of State of the State of Delaware; (2) that attached thereto is a true and complete copy of the By-Laws of Bridgeline Software as in effect on the date of such certification; (3) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors of Bridgeline Software authorizing the execution, delivery and performance of the Agreement and the consummation of the Merger; and (4) to the incumbency and specimen signature of each officer of Bridgeline Software executing on behalf of Bridgeline Software this Agreement and the other agreements related hereto.

(h)    Landlord Consent.  Bridgeline Software shall have entered into a consent to assignment with the Seller’s landlord with respect to the lease of real property at 410 17th Street, Denver, Colorado.

ARTICLE VII

FEES AND EXPENSES

Except as set forth in this Article VII, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided, however, that if the Merger is consummated, Bridgeline Software shall pay up to $35,000 for the reasonable legal expenses of counsel to the Seller incurred in connection with the Merger and all of the costs applicable to any independent financial audit of the Seller necessary to be completed in connection with the Merger, it being acknowledged and agreed to by the parties that the Shareholders shall be personally responsible for any such expenses of Seller exceeding this limit.

ARTICLE VIII

GENERAL RELEASE AND INDEMNIFICATIONS

8.1.    Shareholders’ Release.  The Shareholders, effective at the Closing, hereby release and discharge Seller from and against any and all claims, demands and liabilities which the Shareholders may have against Seller immediately prior to the Closing, and the Shareholders specifically agree to indemnify, defend and hold Seller and Bridgeline Software harmless against any and all obligations, debts, bills, liabilities, causes of action and claims of every nature of the Shareholders against Seller which accrue or have arisen prior to the Closing.

8.2.    Principal Shareholders’ Indemnification.  Subject to the limitations set forth in Section 8.5 below, the Principal Shareholders agree to indemnify and hold harmless Bridgeline Software and its officers, directors, agents and employees to the fullest extent lawful, from and against any and all actions, suits, claims, counterclaims, proceedings, costs, losses, liabilities, obligations, demands, damages, judgments, amounts paid in settlement and reasonable expenses, including, without limitation, reasonable attorneys’ fees and disbursements (hereinafter collectively referred to as a “Claim,” “Loss” or “Losses”)  suffered or incurred by Bridgeline Software to the extent relating to or arising out of any inaccuracy in or breach, violation or nonobservance of the representations, warranties, covenants or other agreements made by Seller or the Shareholders herein or the Transaction Documents or failure of any certificate, document or instrument delivered by or on behalf of Seller or the Shareholders pursuant hereto or in connection herewith to be true and correct as of the Closing.  Notwithstanding the foregoing, to the extent that Bridgeline Software receives and collects any insurance proceeds relating to a Claim or Loss covered by insurance purchased by Seller prior to the Closing, then Bridgeline Software’s claim for indemnification hereunder shall be reduced, dollar-for-dollar, by the amount of such proceeds received by Bridgeline Software for any insurable Claim or Loss.

8.3.    Bridgeline Software’s Indemnification.  Subject to the limitations set forth in Section 8.5 below, Bridgeline Software agrees to indemnify and hold harmless the Shareholders to the fullest extent lawful, from and against any and all Claims or Losses suffered or incurred by the Shareholders to the extent relating to or arising out of any inaccuracy in or breach, violation or nonobservance of the representations, warranties, covenants or other agreements made by Bridgeline Software herein or failure of any certificate, document or instrument delivered by or on behalf of Bridgeline Software pursuant hereto or in connection herewith to be true and correct as of the Closing.

8.4.    Third Party Claims.  In the event that a party (the “Indemnitee”)  desires to make a claim against another party (the “Indemnitor”) pursuant to Section 8.2 or Section 8.3 in connection with any action, suit, proceeding or demand at any time instituted against or made upon the Indemnitee by any third party for which the Indemnitee may seek indemnification hereunder (a “Third Party Claim”), the Indemnitee shall promptly notify, in writing, the Indemnitor of such Third Party Claim and of the Indemnitee’s claim of indemnification with respect thereto.  The Indemnitor shall have thirty (30) days after receipt of such notice to notify the Indemnitee if he/she or it has elected to assume the defense of such Third Party Claim.  If the Indemnitor elects to assume the defense of such Third Party Claim, the Indemnitor shall be entitled at his/her or its own expense to conduct and control the defense and settlement of such Third Party Claim through counsel of his/her or its own choosing; provided, however, that the Indemnitee may participate in the defense of such Third Party Claim with his/her or its own counsel at his/her or its own expense and the Indemnitor may not settle any Third Party Claim without the Indemnitee’s consent, which shall not be unreasonably withheld.  If the Indemnitor fails to notify the Indemnitee within thirty (30) days after receipt of the Indemnitee’s written notice of a Third Party Claim, the Indemnitee shall be entitled to assume the defense of such Third Party Claim at the expense of the Indemnitor; provided, however, that the Indemnitee may not settle any Third Party Claim without the Indemnitor’s consent, which shall not be unreasonably withheld.

8.5.    Limitations of Liability.

(a)    The Principal Shareholders and Bridgeline Software shall have no liability with respect to the matters described in Sections 8.2 and 8.3, respectively, for any individual Claim or Loss less than $7,500 (the “Minimum Claim Amount”) and until the total of all Claims or Losses, including those less than the Minimum Claim Amount, exceeds $35,000 (the “Basket”), at which point the Principal Shareholders or Bridgeline Software, as the case may be, shall be obligated to indemnify the other party from and against all such Claims or Losses which shall exceed the Basket; provided, however, that these limitations shall not apply to any Claims or Losses incurred by Bridgeline Software as a result of or with respect to any breach of the representations contained in Sections 3.1 (Ownership of Shares), 2.11 (Taxes) and 2.14 (Intellectual Property).  Notwithstanding anything contained in this Agreement to the contrary, except for the representations set forth in Sections 3.1 (Ownership of Shares), 2.11 (Taxes) and 2.14 (Intellectual Property), which shall be uncapped, the other indemnity obligations of the Principal Shareholders on the one hand and Bridgeline Software, on the other hand, under this Agreement shall not exceed the sum of $1,500,000.

(b)    In any situation in which an indemnification payment is due from the Principal Shareholders hereunder, Bridgeline Software shall seek to satisfy such obligation, in whole or in part, in the following manner: (i) first, by withholding or setting off the amount of the Earn-Out payments that may then be due or may subsequently become payable to the Principal Shareholder, provided that Bridgeline Software has delivered to the Principal Shareholders not less than thirty (30) days’ prior written notice of its intention to do so, and (ii) second, by acceptance of a cash payment by the Principal Shareholders equal to the value of the Claim or Loss.   In any situation in which an indemnification payment is due from Bridgeline Software hereunder, the Shareholders shall seek to satisfy such obligation by acceptance of a cash payment by Bridgeline Software equal to the fair value of the Claim or Loss.

(c)    No action or claim for Losses pursuant to this Article VIII shall be brought or asserted after the relevant date of survival referred to in Article IX hereof (the “Representation Expiration Date”).  The amount of any Claims or Losses suffered by an Indemnitee shall be reduced by any tax benefit that has been realized or that is certain to be realized, and any insurance benefits or claims against third parties which are actually received by such party in respect of or as a result of such Claims or Losses, or the facts or circumstances relating thereto.  If any Losses for which indemnification is made hereunder are subsequently reduced by any tax benefit or insurance payment, the value of such tax benefit or other benefit or the amount of such payment or other recovery shall be remitted to the Indemnitor.

(d)    Bridgeline Software and the Shareholders acknowledge and agree that, except as to Claims or Losses attributable to fraud, their sole remedy against the other for any matter arising out of a breach, violation or nonobservance of any representation, warranty, covenant or other agreement contained in this Agreement is set forth in this Article VIII, and that except to the extent a party has asserted a claim for indemnification prior to the Representation Expiration Date, neither party shall have any remedy against the other party for any breach, violation or nonobservance of a representation, warranty, covenant or other agreement made by such other party in this Agreement.  The parties acknowledge that this Section 8.5 has been negotiated fully by the parties and that neither party would have entered into this Agreement but for the inclusion of this Section 8.5.

8.6.    Expenses; Reimbursement.  Subject to the limitations set forth in Section 8.5 above, an Indemnitor hereunder promptly shall reimburse the Indemnitee for all Losses constituting reasonable expenses (including reasonable attorneys’ fees and disbursements) as they are incurred in connection with investigating, preparing to defend or defending any third-party action, suit, claim or proceeding (including any inquiry or investigation) for which indemnity is available under either Section 8.2 or Section 8.3, as applicable.

8.7.    Notice.  Each party shall provide written notice to the other of any claim with respect to which it seeks indemnification promptly after the discovery of any matters giving rise to a claim for indemnification; provided, however, that the failure of such party to give notice as provided herein shall not relieve the Indemnitor of its obligations under this Article VIII, except if and to the extent that the Indemnitor has been materially prejudiced thereby.

8.8.    Survival.  Subject to the provisions and limitations set forth in Section 8.5(d) and in Article IX below, the obligations of Bridgeline Software and the Principal Shareholders under this Article VIII shall survive and continue in effect following the Closing until all Claims or Losses are resolved.

ARTICLE IX

SURVIVAL; WAIVER OF INDEMNITY OR CONTRIBUTION

9.1           Survival of Representations and Warranties.  Except as provided herein, all representations, warranties, covenants and other agreements of the parties contained herein shall survive the execution and delivery of this Agreement and continue in effect following the Closing for a period commencing on the Closing Date and ending on the date that is eighteen (18) months after the Closing Date.  Notwithstanding the preceding sentence, the representations set forth in Section 3.1 (Ownership of Shares) with respect to the Shareholders’ ownership of the Shares shall survive and continue in effect indefinitely after the Closing, the representations set forth in Sections 2.13 (Taxes) shall survive until the expiration of the applicable statute of limitations and the representations set forth in Section 2.14 (Intellectual Property) shall survive for a period commencing on the Closing date and ending on a date that is five (5) years after the Closing Date.

9.2           No Indemnity or Contribution; Waiver.  The Shareholders shall not be entitled to make any claim for indemnity or contribution or any other similar claim against Seller or Bridgeline Software with respect to any Claim or Losses for which the Shareholders are liable under Article VIII.  To the extent that the Shareholders may now or in the future have the right to assert any such claim against Seller or Bridgeline Software, each Shareholder hereby waives any such right and hereby release and forever discharge Seller and Bridgeline Software from any such claim.

ARTICLE X

TAX MATTERS

Bridgeline Software, Seller and the Shareholders shall use reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code and shall not knowingly take or fail to take any action which action or failure to act would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.  The Seller and the Shareholders (a) without Bridgeline Software’s prior approval, shall not file any Tax Return or take any position inconsistent with the treatment of the Merger as a reorganization described in Section 368(a) of the Code and shall not settle any tax dispute with respect to any pre-closing period to the extent that the issue relates to the income, gain or losses of the Seller, and (b) shall comply with the record keeping and information-reporting requirements set forth in Treas. Reg. 1.368-3.

ARTICLE XI

MISCELLANEOUS

11.1.    Parties in Interest.  Except as otherwise set forth herein, all covenants, agreements, representations, warranties and undertakings contained in this Agreement shall be binding on and shall inure to the benefit of the respective heirs, successors and assigns of the parties hereto (including permitted transferees of any of the Shares or Bridgeline Software Stock).  Except as may be required to be disclosed by order of a court or otherwise required by law, the parties agree to maintain in confidence the terms of this Agreement, except that the parties hereto may disclose such terms to its accountants, lawyers, bankers and advisors in the ordinary course.  Except as otherwise specifically provided herein, this Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective heirs, successors and assigns.  Notwithstanding anything to the contrary set forth herein, the Shareholders are not intended third party beneficiaries of any of the Seller’s representations and warranties contained in this Agreement.

11.2.    Notices.  All notices, requests, consents, reports and demands shall be in writing and shall be hand delivered, sent by fax or other electronic medium, or sent by Federal Express or other overnight courier service providing proof of delivery, to Bridgeline Software or the Shareholder, at the addresses set forth below or to such other address for any such party as may be furnished in writing to the other parties hereto:

Bridgeline Software:	Thomas L. Massie, President & CEO Bridgeline Software, Inc. 10 Sixth Road Woburn, MA 01801 Fax No.: 781-376-5033

With copy to:	Joseph C. Marrow, Esq. Morse, Barnes-Brown & Pendleton, P.C. 1601 Trapelo Road Waltham, MA 02451 Fax No.: 781-622-5933

Seller/Shareholders:	Timothy Higgins, President 410 17th Street Denver, CO 80202 Fax No.: 303-785-3892

With copy to:	Stephen J. Ismert, Esq. Kutak Rock LLP 1801 California Street, Suite 3100 Denver, CO 80202 Fax No.: 303-292-7799

11.3.    Severability.  All agreements and covenants contained in this Agreement are severable, and in the event that any of them shall be held to be invalid or unenforceable by any court of competent jurisdiction, then this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

11.4.    Counterparts.  This Agreement and any exhibit hereto may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute but one and the same instrument.  One or more counterparts of this Agreement or any exhibit hereto may be delivered via fax, with the intention that they shall have the same effect as an original counterpart hereof.

11.5.    Effect of Headings/Gender References.  The article and section headings herein are for convenience only and shall not affect the construction or interpretation hereof.  The use of any gender in the Agreement shall be deemed to include the other genders, and the use of the singular in this Agreement shall be deemed to include the plural (and vice versa), wherever appropriate.

11.6.    Governing Law.  This Agreement shall be deemed a contract made under the laws of the State of Delaware and together with the rights and obligations of the parties hereunder, shall be construed under and governed by the laws of such state.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement or any of the transactions contemplated hereby, shall be brought against any of the parties in the courts of the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding, waives any objection to venue laid therein, agrees that all claims in respect of any action or proceeding shall be heard and determined only in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement or any transaction contemplated hereby in any other court.  Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

11.7.    Post-Closing Tax Matters.  Bridgeline Software agrees that it will cooperate with the preparation of all tax returns of Seller for the period up to the Closing Date.  The Shareholders agree that such tax returns shall be prepared in a manner consistent with Seller’s historical practices.

11.8.    Non-Transferability of Earn-Out Payments.  Any rights of the Shareholders to receive Earn-Out payments pursuant to this Agreement shall be non-transferable without the prior written consent of Bridgeline Software.  Notwithstanding the foregoing, each Shareholder may transfer all or any of such rights (a) as a gift to any member of his or her family or to any trust for the benefit of any such family member or such Shareholder, provided that any such transferee shall agree in writing with Bridgeline Software, as a condition precedent to such transfer, to be bound by all of the provisions of this Agreement relating to the Earn-Out payments, or (b) by will or the laws of descent and distribution, in which event each such transferee shall be bound by all of the provisions of this Agreement relating to the Earn-Out payments or (c) by court order, in which event each such transferee shall be bound by all of the provisions of this Agreement relating to the Earn-Out payments.  As used herein, the word "family" shall include any spouse, lineal ancestor or descendant, brother or sister.

11.9.    Disclosure.  Certain information set forth in the Schedules has been included and disclosed solely for informational purposes and may not be required to be disclosed pursuant to the terms and conditions of the Agreement.  The disclosure of any such information shall not be deemed to constitute an acknowledgement or agreement that the information is required to be disclosed in connection with the representations and warranties made in the Agreement or that the information is material, nor shall any information so included and disclosed be deemed to establish a standard of materiality or otherwise used to determine whether any other information is material.

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Signature Page to Stock Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the date written above.

BRIDGELINE SOFTWARE, INC.

By:  /s/Thomas L. Massie
Name: Thomas L. Massie
Title: President and Chief Executive Officer

INDIGIO GROUP, INC.

By:  /s/Timothy Higgins
Name:  Timothy Higgins
Title:    President

PRINCIPAL SHAREHOLDERS:

/s/Timothy Higgins
Timothy Higgins

/s/Michael Higgins
Michael Higgins

/s/Jeff D. Higgins
Jeff D. Higgins

SHAREHOLDERS:

/s/William Sedgwick
William Sedgwick

SAGE REALTY GROUP, LLC

By:  /s/William Martin
Name:  William Martin
Title:  Manager

/s/Michael Mark
Michael Mark

/s/Lawrence O. Brown
Lawrence O. Brown

/s/Bryan Schutjer
Bryan Schutjer

/s/Richard Ganley
Richard Ganley

/s/Timothy Watson
Timothy Watson

/s/Micah Baldwin
Micah Baldwin

/s/Michael Roy
Michael Roy

/s/Christine Spencer
Christine Spencer

/s/Michael Merkulovich Michael Merkulovich /s/James Nelson James Nelson /s/Jaime Pabon Jaime Pabon /s/George Kassabgi George Kassabgi /s/James Conrad James Conrad